Exhibit 99.1

Throughout the information in this Exhibit 99.1, unless the context specifies or implies otherwise, the terms “Seattle Genetics,” “the Company,” “we,” “us” and “our” refer to Seattle Genetics, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis. Seattle Genetics®, and ADCETRIS® are our registered trademarks in the United States. All other trademarks or trade names referred to in this Current Report on Form 8-K are the property of their respective owners.

COMPANY OVERVIEW

Our Business

Seattle Genetics is a biotechnology company focused on the development and commercialization of targeted therapies for the treatment of cancer. Our marketed product ADCETRIS, or brentuximab vedotin, is approved by the United States Food and Drug Administration, or FDA, and the European Commission for four indications, encompassing several settings for the treatment of relapsed Hodgkin lymphoma, for relapsed systemic anaplastic large cell lymphoma, or sALCL, and for certain types of cutaneous T-cell lymphoma, or CTCL. ADCETRIS is commercially available in 70 countries, including in the United States, Canada, members of the European Union and Japan. We are collaborating with Takeda Pharmaceutical Company Limited, or Takeda, to develop and commercialize ADCETRIS on a global basis. Under this collaboration, Seattle Genetics has retained commercial rights for ADCETRIS in the United States and its territories and in Canada, and Takeda has commercial rights in the rest of the world. Beyond our current labeled indications, we have a broad development strategy for ADCETRIS as described under “—Our Clinical Development Status and Plan” below.

Our clinical-stage pipeline includes two antibody-drug conjugates, or ADCs, for solid tumors with potential accelerated approval pathways. In collaboration with Astellas Pharma, Inc., or Astellas, we are developing enfortumab vedotin, formerly known as ASG-22ME. In collaboration with Genmab A/S, or Genmab, we are developing tisotumab vedotin. Our earlier-stage clinical pipeline includes five other ADC programs consisting of ladiratuzumab vedotin, or SGN-LIV1A, denintuzumab mafodotin, or SGN-CD19A, SGN-CD19B, SGN-CD123A, and SGN-CD352A, as well as two immuno-oncology agents, SEA-CD40, which is based on our sugar-engineered antibody, or SEA, technology, and SGN-2FF, which is a novel small molecule. In addition, we have multiple preclinical and research-stage programs that employ our proprietary technologies, including SGN-CD48A.

We have collaborations for our ADC technology with a number of biotechnology and pharmaceutical companies, including AbbVie Biotechnology Ltd., or AbbVie; Bayer Pharma AG, or Bayer; Celldex Therapeutics, Inc., or Celldex; Genentech, Inc., a member of the Roche Group, or Genentech; GlaxoSmithKline LLC, or GSK; Pfizer, Inc., or Pfizer; and PSMA Development Company LLC, a subsidiary of Progenics Pharmaceuticals Inc., or Progenics. In addition, we have a collaboration with Unum Therapeutics, Inc., or Unum, to develop and commercialize novel antibody-coupled T-cell receptor, or ACTR, therapies incorporating our antibodies for the treatment of cancer.

Our Clinical Development Status and Plan

ADCETRIS (brentuximab vedotin)

In collaboration with our partners, we are pursuing a broad development strategy for ADCETRIS that includes clinical trials of ADCETRIS evaluating its therapeutic potential in newly diagnosed patients with Hodgkin lymphoma or mature T-cell lymphoma, or MTCL, also known as peripheral T-Cell lymphoma, or PTCL, including sALCL. We are also evaluating ADCETRIS in combination with a checkpoint inhibitor, or CPI. These ongoing clinical trials include:

Phase 3 Frontline Hodgkin Lymphoma (ECHELON-1). In June 2017, we and Takeda announced positive top line data from the ECHELON-1 trial, a randomized, open-label, phase 3 trial investigating ADCETRIS plus AVD (adriamycin, vinblastine, dacarbazine) versus ABVD (adriamycin, bleomycin, vinblastine, dacarbazine) as frontline combination therapy in 1,334 patients with previously untreated advanced classical Hodgkin lymphoma. Additional data were reported at the 59th American Society of Hematology (ASH) annual meeting. The ECHELON-1 trial met its primary endpoint, demonstrating that treatment with ADCETRIS plus AVD resulted in a statistically significant improvement in modified progression-free survival, or PFS, versus the control arm as assessed by an independent review facility (hazard ratio=0.770; p-value=0.035). The two-year modified PFS rate per independent review for patients in the ADCETRIS plus AVD arm was 82.1 percent compared to 77.2 percent in the control arm. Per investigator assessment, the two-year modified PFS rate for patients in the ADCETRIS plus AVD arm was 81.0 percent compared to 74.4 percent in the control arm. All secondary endpoints trended in favor of the ADCETRIS plus AVD arm, including interim analysis of overall survival (hazard ratio=0.72; p-value=0.19), the key secondary endpoint. The safety profile of ADCETRIS plus AVD in the ECHELON-1 trial was generally consistent with that known for the single-agent components of the regimen. The most common clinically relevant adverse events of any grade that occurred in at least 15 percent of patients in the ADCETRIS plus AVD and ABVD arms were: neutropenia (58 and 45 percent, respectively), constipation (42 and 37 percent, respectively), vomiting (33 and 28 percent, respectively), fatigue (both 32 percent), peripheral sensory neuropathy (29 and 17 percent, respectively), diarrhea (27 and 18 percent, respectively), pyrexia (27 and 22 percent, respectively), peripheral neuropathy (26 and 13 percent, respectively), abdominal pain (21 and 10 percent, respectively) and stomatitis (21 and 16 percent, respectively). In both the ADCETRIS plus AVD and ABVD arms, the most common Grade 3 or 4 events were neutropenia, febrile neutropenia and neutrophil count decrease. Febrile neutropenia was reduced through the use of prophylactic growth factors (G-CSF) in a subset of patients. In the ADCETRIS plus AVD arm of the study, the rate of febrile neutropenia without the use of G-CSF was 21 percent and with the use of G-CSF was reduced to 11 percent. G-CSF primary prophylaxis with ADCETRIS plus AVD resulted in an overall comparable safety profile to ABVD, decreasing the incidence of febrile neutropenia, neutropenia and serious adverse events. Primary prophylaxis with G-CSF was used in a subset of patients enrolled in the study. In the ADCETRIS plus AVD arm, peripheral neuropathy events were observed in 67 percent of patients compared to 43 percent on the ABVD arm. In the ADCETRIS plus AVD arm, the majority of peripheral neuropathy events were Grade 1 or 2. Grade ≥3 events were reported in 11 percent of patients and Grade 4 events were reported in less than 1 percent of patients. In the ABVD arm, Grade ≥3 events were reported in 2 percent of patients and there were no Grade 4 events. Two-thirds of the patients with peripheral neuropathy in the ADCETRIS plus AVD arm reported resolution or improvement at last follow-up. Pulmonary toxicity, defined as events related to interstitial lung disease, was reported in 2 percent of patients in the ADCETRIS plus AVD arm versus 7 percent of patients in the ABVD arm; Grade ≥3 events were reported in less than 1 percent versus 3 percent, in the ADCETRIS plus AVD arm and the ABVD arm, respectively. 9 on study deaths occurred in the ADCETRIS plus AVD arm, of which 7 were due to neutropenia or associated complications (all occurred in patients who had not received primary prophylaxis with G-CSF with the exception of 1 patient who entered the trial with pre-existing neutropenia). The remaining 2 deaths were due to myocardial infarction. In the ABVD arm, there were 13 on study deaths, of which 11 were due to or associated with pulmonary-related toxicity, 1 was due to cardiopulmonary failure and 1 death had unknown cause. ECHELON-1 is being conducted under a Special Protocol Assessment, or SPA, agreement with the FDA and pursuant to scientific advice from the European Medicines Agency, or EMA. A SPA is an agreement with the FDA regarding the design of the clinical trial, including size and clinical endpoints, to support an efficacy claim in a new drug application or a Biologics License Application, or BLA, submission to the FDA if the trial achieves its primary endpoints.

In September 2017, the FDA granted Breakthrough Therapy Designation to ADCETRIS in combination with chemotherapy for the frontline treatment of patients with advanced classical Hodgkin lymphoma. In November 2017, we submitted a supplemental BLA, or sBLA, to the FDA seeking approval of ADCETRIS as part of a frontline combination chemotherapy regimen in patients with previously untreated advanced classical Hodgkin lymphoma. In December 2017, the FDA granted Priority Review for the sBLA, and the Prescription Drug User Fee Act, or PDUFA, target action date is May 1, 2018.

Phase 3 Frontline Mature T-Cell Lymphoma (ECHELON-2). We and Takeda have completed patient enrollment of 452 patients in a global randomized, double-blind, placebo-controlled multi-center phase 3 clinical trial known as ECHELON-2. This trial is evaluating ADCETRIS in combination with CHP (cyclophosphamide, doxorubicin and prednisone) versus CHOP (cyclophosphamide, doxorubicin, vincristine and prednisone) for the treatment of newly diagnosed CD30-expressing MTCL patients, including patients with sALCL and other types of peripheral T-cell lymphomas. The primary endpoint of the trial is PFS per independent review facility assessment. Secondary endpoints include overall survival, complete remission rate and safety. Based on reviews of pooled, blinded data, we have observed a lower rate of reported PFS events than anticipated in the ECHELON-2 trial. We plan to discuss with the FDA the potential to unblind the trial prior to achieving the target number of PFS events specified in our SPA agreement. We cannot predict the outcome of those discussions or whether we would be able to reach agreement with the FDA. See “Risk Factors—Risks Related to Our Business—Our near-term prospects are substantially dependent on ADCETRIS. If we and/or Takeda are unable to effectively commercialize ADCETRIS for the treatment of patients in its approved indications and to continue to expand its labeled indications of use, our ability to generate significant revenue and our prospects for profitability will be adversely affected” and “—Clinical trials are expensive and time consuming, may take longer than we expect or may not be completed at all, and their outcome is uncertain.” Based on the length of follow-up and the slow rate at which PFS events are occurring, we believe the primary endpoint data will be mature and expect to report top-line data in 2018. A companion diagnostic test is being used in this trial to assess CD30-expression. We expect that concurrent approval of a CD30 companion diagnostic will be required for any approval of ADCETRIS in the frontline MTCL indication. We are developing a companion diagnostic under a collaboration agreement with Ventana Medical Systems, or Ventana, and Takeda. The ECHELON-2 trial is being conducted under a SPA agreement with the FDA and also received scientific advice from the EMA. We are required to conduct this trial as part of our ADCETRIS post-marketing requirement for the relapsed sALCL indication, and the trial is designed to be confirmatory in the United States and Canada.

Data from a phase 1 trial that evaluated ADCETRIS plus chemotherapy for frontline sALCL, which was subsequently amended to include patients with any CD30-expressing MTCL, supported our decision to initiate the ECHELON-2 trial. Among the 26 patients who received the combination regimen of ADCETRIS plus CHP, 88 percent achieved a complete remission. At the December 2017 ASH annual meeting, follow-up data were reported showing that the estimated five-year PFS rate was 52 percent, with no patients receiving a consolidative stem cell transplant in first remission. The estimated five-year overall survival rate was 80 percent. There were no progression events or deaths in the trial since the three-year follow up. 73 percent of patients (19 of 26) experienced peripheral neuropathy, the majority of which was Grade 1 or 2. 95 percent of these patients had complete resolution or some improvement of their symptoms at last follow-up with a median time to resolution of 4.2 months and a median time to improvement of symptoms of 2.6 months.

Phase 3 Relapsed/Refractory Hodgkin Lymphoma (CHECKMATE 812). We and Bristol Myers Squibb Company, or BMS, are conducting a pivotal phase 3 clinical trial, or the CHECKMATE 812 trial, to evaluate the combination of BMS’s immunotherapy nivolumab (Opdivo) with ADCETRIS for the treatment of relapsed or refractory, or transplant-ineligible, advanced classical Hodgkin lymphoma. Nivolumab is a programmed death-1, or PD-1, immune checkpoint inhibitor that is designed to harness the body’s own immune system to help restore antitumor immune response. The primary endpoint for the CHECKMATE 812 trial is PFS and targeted enrollment is 340 patients.

The CHECKMATE 812 trial is supported by interim data from a phase 1/2 trial in second-line Hodgkin lymphoma, which is one of three trials being conducted under a clinical trial collaboration agreement between us and BMS to evaluate the investigational combination of ADCETRIS and nivolumab.

Updated interim data from the phase 1/2 trial evaluating the combination of ADCETRIS and nivolumab for patients with second line Hodgkin lymphoma were presented at the 2017 ASH annual meeting. Data were reported from 62 patients with relapsed or refractory Hodgkin lymphoma who received the combination regimen of ADCETRIS plus nivolumab after failure of frontline therapy. After completion of the fourth cycle of treatment, patients were eligible to undergo an ASCT. Of 60 response-evaluable patients, 83 percent had an objective response, including 62 percent with a complete response. The estimated six-month PFS rate was 89 percent. The most common adverse events of any grade occurring prior to ASCT or subsequent salvage therapy in at least 20 percent of patients were nausea, fatigue, infusion-related reaction, or IRR, pruritus, diarrhea, headache, cough, vomiting, dyspnea, nasal congestion, pyrexia and rash. IRRs were observed in 44 percent of patients, of which the majority (41 percent) were Grade 1 or 2. No patients discontinued treatment due to an IRR.

The third ongoing trial under our clinical collaboration with BMS is evaluating the combination of ADCETRIS and nivolumab in patients with relapsed or refractory B-cell and T-cell non-Hodgkin lymphomas, including DLBCL and rare B-cell lymphomas, including gray zone and mediastinal B-cell lymphomas.

Frontline Therapy for Hodgkin Lymphoma Patients Age 60 and Over. In October 2012, we initiated a phase 2 clinical trial evaluating ADCETRIS monotherapy as a frontline therapy for patients age 60 or older with newly diagnosed Hodgkin lymphoma. The trial was subsequently amended to include the administration of ADCETRIS in combination with bendamustine or dacarbazine. In 2015, the bendamustine arm was closed because the tolerability of the combination did not meet study goals for this fragile patient population. Subsequently, the study was further expanded to evaluate the combination of ADCETRIS and nivolumab. ADCETRIS monotherapy is included in National Comprehensive Cancer Network, or NCCN, guidelines for older patients with relapsed or refractory Hodgkin lymphoma as a palliative therapy option.

Investigator-Sponsored Trials. In addition to our corporate-sponsored trials, as of December 31, 2017, there were more than 40 reported investigator-sponsored trials of ADCETRIS in the United States. In addition, we and Takeda are reviewing proposals from multiple clinical investigators and cooperative groups in the United States, Canada and Europe about potential investigator-sponsored trials of ADCETRIS. The investigator-sponsored trials to date include the use of ADCETRIS in a number of malignant hematologic indications such as CTCL, DLBCL, untreated limited stage Hodgkin lymphoma, salvage therapy for patients with Hodgkin lymphoma prior to auto-HSCT and graft versus host disease. There are also numerous other investigator-sponsored trials for the use of ADCETRIS in other CD30-expressing and select CD30-undetectable settings, and in solid tumors such as mesothelioma and testicular germ cell tumors. Several investigator-sponsored trials are currently evaluating ADCETRIS with immuno-oncology compounds in Hodgkin lymphoma, and we expect additional investigator-sponsored trials might evaluate ADCETRIS in novel combination regimens.

Enfortumab Vedotin (ASG-22ME)

Enfortumab vedotin is an ADC composed of an anti-Nectin-4 monoclonal antibody linked to a potent auristatin compound using our proprietary ADC technology. Nectin-4 is a novel target expressed in multiple cancers including urothelial cancers, such as bladder cancer, as well as ovarian and lung cancers. We are developing enfortumab vedotin as a potential treatment for solid tumors under our co-development collaboration with Astellas, and we share all costs and, if commercialized, profits for the product candidate with Astellas on a 50:50 basis.

In October 2017, we and Astellas initiated a pivotal, single-arm phase 2 clinical trial of single-agent enfortumab vedotin for locally advanced or metastatic urothelial cancer patients who have been previously treated with CPI therapy. The primary endpoint of the trial is confirmed objective response rate per independent review. The trial will also assess overall survival, PFS, safety and tolerability. The study is designed to enroll approximately 120 patients at multiple centers globally.

Data from a phase 1 trial that evaluated enfortumab vedotin in solid tumors, primarily urothelial cancer, supported our decision to initiate the pivotal phase 2 trial. In June 2017, we and Astellas reported updated data from the phase 1, open-label, dose-escalation, multi-center clinical trial of enfortumab vedotin at the American Society of Clinical Oncology, or ASCO, annual meeting. Of the 71 patients with metastatic urothelial cancer evaluated for response, 41 percent had an objective response, including 4 percent who achieved a complete response. The preliminary estimate of median duration of response for all patients was 24 weeks. In 30 patients treated at the recommended phase 2 dose of 1.25 mg/kg, 53 percent had an objective response, including three percent who achieved a complete response. Of the 32 patients previously treated with CPIs and evaluated for response, 44 percent had an objective response, including 3 percent with complete response. Among the 17 CPI-treated patients treated at the recommended phase 2 dose, 47 percent achieved a partial response. The most common treatment-related adverse events of any grade occurring in 10 percent or more of patients were nausea (36 percent), pruritus (31 percent), fatigue (30 percent) and diarrhea (28 percent).

As part of our effort to evaluate enfortumab vedotin in earlier lines of therapy, we and Astellas initiated in November 2017 a phase 1b trial evaluating the safety and tolerability of enfortumab vedotin in combination with pembrolizumab for first- or second-line treatment of patients with locally advanced or metastatic urothelial cancer. The single arm multi-center trial is designed to enroll up to 85 patients who are ineligible for first-line cisplatin-based chemotherapy or have progressed following treatment with a regimen containing platinum-based chemotherapy. The primary objective of the trial is to assess the safety and tolerability of enfortumab vedotin in combination with CPI therapy.

Tisotumab Vedotin

Tisotumab vedotin is an ADC composed of a human antibody that binds to tissue factor linked to a potent auristatin compound using our proprietary ADC technology. Tissue factor is expressed on many solid tumors, including cervical, ovarian, prostate and bladder. In August 2017, we exercised our option to co-develop tisotumab vedotin with Genmab, sharing all future costs and, if commercialized, profits for the product candidate with Genmab on a 50:50 basis.

In the first half of 2018, we and Genmab plan to initiate a pivotal phase 2 clinical trial of tisotumab vedotin in patients with recurrent and/or metastatic cervical cancer. The single-arm trial is expected to enroll approximately 100 patients who have relapsed or progressed on or after platinum-containing chemotherapy and who have received or are ineligible for bevacizumab (Avastin). The primary endpoint of the study will be overall response rate as assessed by independent review. The planned trial will also assess duration of response and safety.

Data from a phase 1/2 trial that evaluated tisotumab vedotin in solid tumors, including cervical cancer, supported our decision to initiate the pivotal phase 2 trial. In September 2017, we and Genmab reported data from part 2 of the phase 1/2 trial at the European Society for Medical Oncology, or ESMO, Congress. In an expansion cohort of 34 patients with relapsed, recurrent and/or metastatic cervical cancer, 32 percent achieved a response. Median duration of confirmed responses was 8.3 months. The most common adverse events of any grade were conjunctivitis (50 percent), epistaxis, fatigue and alopecia (47 percent each) and nausea (44 percent).

Beyond recurrent and/or metastatic cervical cancer, we believe there may be opportunities for tisotumab vedotin in earlier lines of cervical cancer and in other solid tumors that express tissue factor. In 2018, we and Genmab also plan to initiate at least two additional clinical trials of tisotumab vedotin. One trial will evaluate tisotumab vedotin as part of a combination regimen for first-line cervical cancer. The second trial will evaluate tisotumab vedotin in other types of solid tumors.

Ladiratuzumab Vedotin (SGN-LIV1A)

Ladiratuzumab vedotin is an ADC composed of an anti-LIV-1 monoclonal antibody linked to a potent auristatin compound using our proprietary ADC technology, and is being developed as a potential treatment of metastatic breast cancer.

In October 2013 we initiated a phase 1, open-label, dose-escalation clinical trial to evaluate the safety and antitumor activity of ladiratuzumab vedotin in patients with LIV-1-positive metastatic breast cancer. At the December 2017 San Antonio Breast Cancer Symposium annual meeting, updated interim data were reported showing that among the 60 efficacy-evaluable patients with metastatic triple negative breast cancer, 25 percent achieved partial response. At the recommended dose, 29 percent of patients achieved a partial response. The median PFS and median duration of response for patients treated across all dose levels were 11 weeks and 13.3 weeks, respectively. In 19 patients treated at the recommended dose, the median PFS was 12.1 weeks and the median duration of response was 17.4 weeks. Of the 81 patients treated in the study, peripheral neuropathy events occurred in 20 percent and were generally low grade (Grades 1/2) and manageable. Grades 3/4 adverse events included neutropenia and anemia. Enrollment continues for patients with metastatic triple negative breast cancer at the recommended dose of 2.5 mg/kg, with a maximum dose of 200 mg per cycle.

Ladiratuzumab vedotin is also being evaluated in several other settings for metastatic breast cancer. In mid-2018, we plan to initiate a phase 1b/2 clinical trial in combination with pembrolizumab (Keytruda) in patients with locally advanced or metastatic triple negative breast cancer. This single arm, open label multicenter study will be conducted under a collaboration agreement with Merck and is anticipated to enroll up to 72 patients.

Ladiratuzumab vedotin is also being evaluated in the I-SPY 2 trial, a phase 2 trial being conducted by a consortium that includes major cancer research centers and receives support from multiple industry partners. In this trial, ladiratuzumab vedotin followed by standard chemotherapy as a neo-adjuvant treatment (prior to surgery) is being evaluated for women with newly diagnosed, locally advanced Stage 2 or 3 HER2-negative breast cancer. This trial is anticipated to enroll up to 75 patients in the ladiratuzumab vedotin treatment arm.

Under a clinical collaboration agreement with Genentech, ladiratuzumab vedotin will be evaluated in combination with atezolizumab (Tecentriq) as part of the MORPHEUS trial. The planned phase 1b/2 MORPHEUS trial will evaluate the combination as second-line therapy in patients with metastatic triple negative breast cancer who have not been previously treated with immunotherapy. This multi-arm study is anticipated to enroll up to 45 patients in the ladiratuzumab vedotin arm.

Our Patents and Proprietary Technology

Our owned and licensed patents and patent applications are directed to ADCETRIS, our product candidates, monoclonal antibodies, our ADC and SEA technologies and other antibody-based and/or enabling technologies. We commonly seek patent claims directed to compositions of matter, including antibodies, ADCs, and drug-linkers containing highly potent cell-killing agents, as well as methods of using such compositions. When appropriate, we also seek claims to related technologies, such as methods of using certain sugar analogs utilized in our SEA technology. For ADCETRIS and each of our product candidates, we have filed or expect to file multiple patent applications. We maintain patents and prosecute applications worldwide for technologies that we have out-licensed, such as our ADC technology. Similarly, for partnered products and product candidates, such as ADCETRIS, enfortumab vedotin and tisotumab vedotin, we seek to work closely with our development partners to coordinate patent efforts, including patent application filings, prosecution, term extension, defense and enforcement. As ADCETRIS and our development product candidates advance through research and development, we seek to diligently identify and protect new inventions, such as combination therapies, improvements to methods of manufacturing, and methods of treatment. We also work closely with our scientific personnel to identify and protect new inventions that could eventually add to our development pipeline.

We have the following patents relating to ADCETRIS and our pipeline:

•	For ADCETRIS and our related ADC technology, we own ten patents in the United States and Europe that will expire between 2020 and 2031.

•	For enfortumab vedotin and our related ADC technology, we own, co-own or have licensed rights to ten patents in the United States and Europe that will expire between 2022 and 2031. Of these patents, we own or co-own eight patents and have licensed rights to two patents.

•	For tisotumab vedotin and our related ADC technology, we own, co-own or have licensed rights to ten patents in the United States and Europe that will expire between 2022 and 2032. Of these patents, we own or co-own five patents and have licensed rights to five patents.

•	For ladiratuzumab vedotin and our related ADC technology, we own, co-own or have licensed rights to nine patents in the United States and Europe that will expire between 2020 and 2032. Of these patents, we own or co-own rights to seven patents and have licensed rights to two patents.

•	For denintuzumab mafodotin and our related ADC technology, we own or co-own eleven patents in the United States and Europe that will expire between 2024 and 2029.

•	For SEA-CD40 and our related SEA technology, we own, co-own or have licensed rights to twelve patents in the United States and Europe that will expire between 2019 and 2030. Of these patents, we own or co-own nine patents and have licensed rights to three patents.

The actual protection afforded by a patent, which can vary from country to country, depends on the type of patent, the scope of its coverage as determined by the patent office or courts in the country, and the availability of legal remedies in the country. This list above does not identify all patents that may be related to ADCETRIS and our product candidates. For example, in addition to the listed patents, we have patents on platform technologies (that relate to certain general classes of products or methods), as well as patents that relate to methods of using, manufacturing or administering a product or product candidate, that may confer additional patent protection. We also have pending patent applications that may give rise to new patents related to one or more of these agents.

The information in the above list is based on our current assessment of patents that we own or control or have exclusively licensed. The information is subject to revision, for example, in the event of changes in the law or legal rulings affecting our patents or if we become aware of new information. Significant legal issues remain unresolved as to the extent and scope of available patent protection for biotechnology products and processes in the U.S. and other important markets outside the U.S. We expect that litigation will likely be necessary to determine the term, validity, enforceability, and/or scope of certain of our patents and other proprietary rights. An adverse decision or ruling with respect to one or more of our patents could result in the loss of patent protection for a product and, in turn, the introduction of competitor products or follow-on biologics to the market earlier than anticipated, and could force us to either obtain third-party licenses at a material cost or cease using a technology or commercializing a product.

Patents expire, on a country by country basis, at various times depending on various factors, including the filing date of the corresponding patent application(s), the availability of patent term extension and supplemental protection certificates and requirements for terminal disclaimers. Although we believe our owned and licensed patents and patent applications provide us with a competitive advantage, the patent positions of biotechnology and pharmaceutical companies can be uncertain and involve complex legal and factual questions. We and our corporate collaborators may not be able to develop patentable products or processes or obtain patents from pending patent applications. Even if patent claims are allowed, the claims may not issue. In the event of issuance, the patents may not be sufficient to protect the proprietary technology owned by or licensed to us or our corporate collaborators. Our or our collaborators’ current patents, or patents that issue on pending applications, may be challenged, invalidated, infringed or circumvented. In addition, changes to patent laws in the United States or in other countries may limit our ability to defend or enforce our patents, or may apply retroactively to affect the term and/or scope of our patents. Our patents have been and may in the future be challenged by third parties in post-issuance administrative proceedings or in litigation as invalid, not infringed or unenforceable under U.S. or foreign laws, or they may be infringed by third parties. As a result, we are or may be from time to time involved in the defense and enforcement of our patent or other intellectual property rights in a court of law and administrative tribunals, such as in U.S. Patent and Trademark Office inter partes review or reexamination proceedings, foreign opposition proceedings or related legal and administrative proceedings in the United States and elsewhere. The costs of defending our patents or enforcing our proprietary rights in post-issuance administrative proceedings or litigation may be substantial and the outcome can be uncertain. An adverse outcome may allow third parties to use our proprietary technologies without a license from us or our collaborators. Our and our collaborators’ patents may also be circumvented, which may allow third parties to use similar technologies without a license from us or our collaborators.

Our commercial success depends significantly on our ability to operate without infringing patents and proprietary rights of third parties. Organizations such as pharmaceutical and biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned or licensed to us or to our collaborators. In addition, we are monitoring the progress of multiple pending patent applications of other organizations that, if granted, may require us to license or challenge their validity or enforceability in order to continue commercializing ADCETRIS or to commercialize our product candidates. Our challenges to patents of other organizations may not be successful, which may affect our ability to commercialize ADCETRIS or our product candidates. We cannot determine with certainty whether patents or patent applications of other parties may materially affect our or our collaborators’ ability to make, use or sell ADCETRIS or any other products or product candidates.

We require our scientific personnel to maintain laboratory notebooks and other research records in accordance with our policies, which are designed to strengthen and support our intellectual property protection. In addition to our patented intellectual property, we also rely on trade secrets and other proprietary information, especially when we do not believe that patent protection is appropriate or can be obtained. Our policy is to require each of our employees, consultants and advisors to execute a proprietary information and inventions assignment agreement before beginning their employment, consulting or advisory relationship with us. These agreements provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of their relationship with us except in limited circumstances. These agreements also provide that we will own all inventions conceived or reduced to practice by the individual in the course of rendering services to us. Our agreements with collaborators require them to have a similar policy and agreements with their employees, consultants and advisors. Our policy and agreements and those of our collaborators may not sufficiently protect our confidential information, or third parties may independently develop equivalent information.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, including our consolidated financial statements and related notes. If any of the events described in the following risk factors occurs, our business, operating results and financial condition could be seriously harmed.

Risks Related to the Acquisition of Cascadian Therapeutics, Inc.

The completion of our proposed acquisition of Cascadian Therapeutics, Inc., or Cascadian, which we refer to as the Acquisition, is subject to conditions and if these conditions are not satisfied or waived, the Acquisition will not be completed. Failure to consummate the Acquisition could negatively impact our stock price and our future business and financial results.

The obligations of us and Purchaser to complete the Tender Offer are subject to customary closing conditions, including (i) there being validly tendered and not validly withdrawn prior to the expiration date of the Tender Offer, at least a majority of the outstanding shares of Cascadian common stock on a fully-diluted basis, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, or the HSR Act, (iii) the absence of any legal restraint or prohibition that prevents or prohibits the consummation of the Tender Offer or the Merger, (iv) the accuracy of Cascadian’s representations and warranties under the Merger Agreement subject to the materiality standards set forth in the Merger Agreement, (v) the performance by Cascadian of its obligations under the Merger Agreement in all material respects and (vi) since the date of the Merger Agreement, that there will not have occurred (and be continuing) a Company Material Adverse Effect. Completion of the Merger is conditioned on the absence of any legal restraint or prohibition that prevents or prohibits the consummation of the Merger and that Purchaser (or we on Purchaser’s behalf) have accepted for payment and paid for all shares of Cascadian common stock validly tendered (and not validly withdrawn) pursuant to the Tender Offer. Neither the Tender Offer nor the Merger is subject to a financing condition. We and Cascadian may terminate the Merger Agreement upon mutual consent, and either we or Cascadian may, subject to certain exceptions set forth in the Merger Agreement, terminate the Merger Agreement if the Tender Offer has not been consummated on or before June 30, 2018, the date agreed by us and Cascadian to be the last permissible date of acceptance of the Tender Offer.

The failure of one or more of the required conditions to be satisfied could delay the completion of the Acquisition for a significant period of time or prevent it from occurring, and we cannot otherwise guarantee that we will be able to complete the Acquisition. If the Acquisition is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Acquisition, we will be subject to a number of risks, including the following:

•	the price of our common stock may reflect a market assumption that the Acquisition will occur, meaning that a failure to complete the Acquisition could result in a decline in the price of our common stock;

•	time and resources, financial and other, committed by our management to matters relating to the Acquisition could otherwise have been devoted to pursuing other potentially beneficial opportunities for our company;

•	we may experience negative reactions from the financial markets or from our customers or employees; and

•	we will be required to pay our respective costs relating to the Acquisition, including legal, accounting, financial advisory, financing and printing fees, whether or not the Acquisition is completed, subject to our rights to receive certain payments in the event the Merger Agreement is terminated under certain circumstances.

We also could be subject to litigation related to any failure to complete the Acquisition or to perform our obligations under the Merger Agreement, or related to any enforcement proceeding commenced against us. If the Acquisition is not consummated, these risks may materialize and may adversely affect our business, financial results and stock price.

Obtaining required regulatory approvals may prevent or delay consummation of the Tender Offer or reduce the anticipated benefits of the Acquisition or may require changes to the structure or terms of the Acquisition.

Consummation of the Tender Offer is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the Tender Offer under the HSR Act. At any time before or after the Tender Offer is consummated, governmental authorities, including the Department of Justice, the Federal Trade Commission or U.S. state Attorneys General, could take action under the antitrust laws in opposition to the Acquisition, including seeking to enjoin completion of the Acquisition, imposing additional requirements, limitations or costs on the Acquisition, condition completion of the Acquisition upon the divestiture of assets of Seattle Genetics, Cascadian, our or its subsidiaries or impose restrictions on our post-acquisition operations. If any such requirements, limitations or costs are imposed and the Acquisition is completed, then these could negatively affect our results of operations and financial condition following completion of the Acquisition. Any such requirements or restrictions may delay or prevent consummation of the Tender Offer or may reduce the anticipated benefits of the Acquisition, which could also have an adverse effect on our business, financial condition and results of operations. No assurance can be given that the required regulatory approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals.

Cascadian will be subject to business uncertainties and contractual restrictions while the Acquisition is pending.

Uncertainty about the effect of the Acquisition on employees and counterparties may have an adverse effect on Cascadian. These uncertainties may impair Cascadian’s ability to retain and motivate key personnel and could cause entities dealing with Cascadian to defer entering into contracts with Cascadian or making other decisions concerning Cascadian or seek to change existing business relationships with Cascadian. If the Acquisition is completed, such changes could negatively affect our results of operations and financing condition and adversely affect our ability to realize benefits from the Acquisition. In addition, if key employees of Cascadian or the Company depart because of uncertainty about their future roles or otherwise, our business could be harmed. These risks may be exacerbated by delays or other adverse developments with respect to the completion of the Acquisition.

We and Cascadian will incur substantial direct and indirect costs as a result of the Acquisition.

We and Cascadian will incur substantial expenses in connection with and as a result of completing the Acquisition and, over a period of time following the completion of the Acquisition, we expect to incur substantial additional expenses in connection with coordinating the businesses, operations, policies and procedures of the combined company. While we have assumed that a certain level of transaction expenses will be incurred, factors beyond our control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately.

Combining the two companies may be more difficult, costly or time consuming than we anticipate and we may not realize the intended benefits of the acquired business of Cascadian.

Cascadian has operated, and until the completion of the Acquisition, will continue to operate independently of us, with its own business, corporate culture, location, employees and systems. The success of the Acquisition, including anticipated benefits, will depend, in part, on our ability to successfully combine and integrate our business with the business of Cascadian. As a result of the Acquisition, we will operate our existing business, along with the business of Cascadian, as one combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. There may be substantial difficulties, costs and delays involved in the integration of our business with Cascadian, including as a result of challenges relating to the diversion of management’s attention from our ongoing business, the possibility of faulty assumptions underlying expectations regarding the integration process, retaining and attracting business and operational relationships, eliminating duplicative operations and inconsistent standards and procedures and increased or unforeseen liabilities or costs relating to the Acquisition or the Cascadian business. If we experience difficulties with the integration process, the anticipated benefits of the Acquisition may not be realized fully or at all, or may take longer to realize than expected, which could materially and adversely affect our business, financial condition and results of operations.

If goodwill or other intangible assets that we record in connection with the Acquisition become impaired, our financial position in future periods could be negatively impacted.

In connection with the accounting for the Acquisition, it is expected that we will record a significant amount of intangible assets and may also record goodwill. Under GAAP, we must assess, at least annually and potentially more frequently, whether the value of goodwill and other indefinite-lived intangible assets has been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Events giving rise to impairment are an inherent risk in the pharmaceutical industry and cannot be predicted. Our results of operations and financial position in future periods could be negatively impacted should future impairments of intangible assets or goodwill occur.

Our and Cascadian’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial information that we filed as exhibit 99.2 to our current report on Form 8-K, filed with the SEC on January 31, 2018, or the January Form 8-K.

The pro forma financial information that we filed as exhibit 99.2 to the January Form 8-K is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from our and Cascadian’s historical financial statements and certain adjustments and assumptions have been made regarding the combined company after giving effect to the indicated transactions. The assets and liabilities of Cascadian have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. In particular, the pro forma financial information that we filed as exhibit 99.2 to the January Form 8-K assumes that we utilize a senior secured bridge loan facility, or the Bridge Facility, to finance a portion of the costs of the Acquisition; however, we intend to use the net proceeds from our recently-announced proposed public offering of our common stock to fund a portion of the costs of the Acquisition in lieu of any borrowing pursuant to the Bridge Facility. Accordingly, the pro forma financial information does not reflect the actual financing of the Acquisition if our recently-announced proposed public offering of our common stock is consummated. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, as well as between the assumed and actual financing sources and terms, will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

Other assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the closing of the Acquisition and related transactions. Any potential decline in our financial condition or results of operations may cause significant variations in the price of our common stock.

Cascadian has a limited operating history and no history of commercializing drug products, and risks and uncertainties related to its business may cause the combined company to underperform relative to expectations.

Cascadian is a clinical-stage biopharmaceutical company with a limited operating history and does not have any products approved for commercial sale, which makes it difficult to evaluate the success of its current business and assess the combined company’s future viability. In addition, Cascadian has incurred significant research and development and other expenses related to its ongoing operations resulting in net losses in every year since its inception other than the year ended December 31, 2008. We anticipate that Cascadian will continue to incur net losses in the future as a result of continued expenditures related to the development and commercialization of its lead product candidate and additional research and development expenditures related to the development and regulatory approval of its other existing and future product candidates. Because Cascadian does not generate any revenue from product sales, following the consummation of the Acquisition, we expect to invest significant time, resources and capital to support the expenditures and on-going operations of the acquired Cascadian business. Such investments would reduce our cash available for our existing operations and other uses and divert significant attention of management that may otherwise be focused on development of our existing business. If we are unable to obtain regulatory approval for Cascadian’s product candidates and effectively commercialize its product candidates, we may not realize any benefit from the Acquisition, resulting in possible impairments or other charges or losses which may materially and adversely affect our results of operations and financial condition. Additionally, the business operations of Cascadian differ from our business operations, and the combined business will have a different business mix than our business prior to the Acquisition, presenting different operational risks and challenges. We expect to rely on the experience and expertise of Cascadian’s existing management team and other key personnel in the development and commercialization of Cascadian’s product candidates. If we were to lose the services of a significant portion or key individuals of this team, such development and commercialization and our financial results could be adversely affected.

The Cascadian business may also face additional risks, including risks relating to (i) the ability to advance the development of tucatinib and Cascadian’s other product candidates through regulatory approval, (ii) competition with companies with more experience and resources in the oncology space and with companies developing other novel targeted therapies for cancers and (iii) maintaining and obtaining intellectual property protection for Cascadian’s product candidates.

Moreover, Cascadian relies on agreements with third parties for its product candidate technology development, manufacture, packaging, supply, and clinical trials. The termination of any of these agreements by the third parties would have an adverse impact on the combined company’s ability to develop and manufacture Cascadian’s product candidates. For example, Cascadian has entered into an exclusive license agreement with Array BioPharma, Inc. for its tucatinib technology. If Array BioPharma were to terminate the license agreement or if the combined company is unable to maintain the exclusivity of that license agreement, the combined company may be unable to continue to develop tucatinib. Additionally, an adverse result in potential future disputes with Cascadian’s licensors and partners, including Array BioPharma, may require the combined company to enter into additional licenses or to incur additional costs in litigation or settlement. Finally, continued development and commercialization of Cascadian’s product candidates may require the combined company to secure licenses to additional technologies, which it may not be able to do on commercially reasonable terms, if at all.

Any or all of the risks described in herein or in exhibit 99.3 that we filed with the January Form 8-K could materially harm the Cascadian business, which may materially and adversely affect our business, results of operation and financial condition.

Risks Related to Our Business

Our near-term prospects are substantially dependent on ADCETRIS. If we and/or Takeda are unable to effectively commercialize ADCETRIS for the treatment of patients in its approved indications and to continue to expand its labeled indications of use, our ability to generate significant revenue and our prospects for profitability will be adversely affected.

ADCETRIS is now approved by the FDA and the European Commission for four indications, encompassing several settings for the treatment of relapsed Hodgkin lymphoma, for relapsed sALCL, and for certain types of CTCL. ADCETRIS is our only product approved for marketing and our ability to generate revenue from product sales and our prospects for profitability are substantially dependent on our continued ability to effectively commercialize ADCETRIS for the treatment of patients in its approved indications and our ability to continue to expand its labeled indications of use. We may not be able to fully realize the commercial potential of ADCETRIS for a number of reasons, including:

•	we and/or Takeda may not be able to obtain and maintain regulatory approvals to market ADCETRIS for any additional indications in our respective territories, including for frontline Hodgkin lymphoma or frontline MTCL, or to otherwise continue to expand its labeled indications of use;

•	we and/or Takeda may fail to obtain regulatory approvals for ADCETRIS in the ECHELON-1 treatment setting in our respective territories, notwithstanding the positive data we reported from the ECHELON-1 trial, and even if approved, we and/or Takeda may fail to commercialize ADCETRIS in the ECHELON-1 treatment setting, which would limit our sales of, and the commercial potential of, ADCETRIS;

•	negative or inconclusive results in, or delays in, our ECHELON-2 trial, which would negatively impact, or preclude altogether, our and Takeda’s ability to obtain regulatory approvals and commercialize ADCETRIS in the frontline MTCL indication in our respective territories and which would also limit our sales of, and the commercial potential of, ADCETRIS;

•	results from the ECHELON-1 trial or the ECHELON-2 trial, either of which could be considered confirmatory by the FDA for the relapsed sALCL indication, may fail to sufficiently confirm the clinical benefit of ADCETRIS in relapsed sALCL, which could result in the withdrawal of approval of ADCETRIS in the relapsed sALCL indication and negatively impact our potential future product sales for the relapsed sALCL indication;

•	new competitive therapies, including immuno-oncology agents such as PD-1 inhibitors (e.g., nivolumab and pembrolizumab), have been approved by regulatory authorities or may be submitted in the near term to regulatory authorities for approval in ADCETRIS’ labeled indications, and these competitive products could negatively impact our commercial sales of ADCETRIS;

•	our commercial sales of ADCETRIS could be lower than our projections due to a lower market penetration rate, increased competition by alternative products or biosimilars, or a shorter duration of therapy in patients in ADCETRIS’ approved indications;

•	we may be unable to effectively commercialize ADCETRIS in any new indications for which we receive marketing approval, including in the primary cutaneous anaplastic large cell lymphoma, or pcALCL, or CD30-expressing mycosis fungoides, or MF, indication that was approved in November 2017;

•	there may be additional changes to the label for ADCETRIS, including ADCETRIS’ boxed warning, that further restrict how we market and sell ADCETRIS, including as a result of data collected from our required post-approval study, or as the result of adverse events observed in that study or in other studies, including investigator-sponsored studies and in the post-approval confirmatory studies that Takeda is required to conduct as a condition to the conditional marketing authorization of ADCETRIS granted by the European Commission;

•	we may not be able to establish or demonstrate in the medical community the safety, efficacy, or value of ADCETRIS and its potential advantages compared to existing and future therapeutics in the frontline Hodgkin lymphoma setting and other settings;

•	physicians may be reluctant to prescribe ADCETRIS due to side effects associated with its use or until results from our required post-approval study are available or other long term efficacy and safety data exist;

•	the estimated incidence rate of new patients in ADCETRIS’ approved indications may be lower than our projections;

•	there may be adverse results or events reported in any of the clinical trials that we and/or Takeda are conducting or may in the future conduct for ADCETRIS;

•	we may be unable to continue to effectively market, sell and distribute ADCETRIS;

•	ADCETRIS may be impacted by adverse reimbursement and coverage policies from government and private payers such as Medicare, Medicaid, insurance companies, health maintenance organizations and other plan administrators, or may be subject to pricing pressures enacted by industry organizations or state and federal governments, including as a result of increased scrutiny over pharmaceutical pricing or otherwise;

•	the relative price of ADCETRIS may be higher than alternative treatment options, and therefore its reimbursement may be limited by private and governmental insurers;

•	there may be changed or increased regulatory restrictions;

•	we may not have adequate financial or other resources to effectively commercialize ADCETRIS; and

•	we may not be able to obtain adequate commercial supplies of ADCETRIS to meet demand or at an acceptable cost.

In 2009, we entered into an agreement with Takeda to develop and commercialize ADCETRIS, under which we have commercial rights in the United States and its territories and Canada, and Takeda has commercial rights in the rest of the world. The success of this collaboration and the activities of Takeda will significantly impact the commercialization of ADCETRIS in countries other than the United States and in Canada. In October 2012, Takeda announced that it had received conditional marketing authorization for ADCETRIS from the European Commission for patients with relapsed Hodgkin lymphoma or relapsed sALCL, and has since obtained marketing approvals for ADCETRIS in many other countries. Conditional marketing authorization by the European Commission includes obligations to provide additional clinical data at a later stage to confirm the positive benefit-risk balance. In July 2016, Takeda announced that it had received marketing authorization for ADCETRIS from the European Commission for the treatment of adult patients with CD30-positive Hodgkin lymphoma at increased risk of relapse or progression following autologous stem cell transplant, and in January 2018, Takeda announced that it had received marketing authorization for ADCETRIS from the European Commission for the treatment of adult patients with CD30-positive CTCL after at least one prior systemic therapy. We cannot control the amount and timing of resources that Takeda dedicates to the commercialization of ADCETRIS, or to its marketing and distribution, and our ability to generate revenues from ADCETRIS product sales by Takeda depends on Takeda’s ability to achieve market acceptance of, and to otherwise effectively market, ADCETRIS for its approved indications in Takeda’s territory.

While ADCETRIS product sales have grown over time, and our future plans assume that sales of ADCETRIS will increase, we cannot assure you that, even with the recent expansion to the prescribing label for ADCETRIS in the United States, which now includes the treatment of adult patients with pcALCL or CD30-expressing MF who have received prior systemic therapy, ADCETRIS sales will continue to grow or that we can maintain sales of ADCETRIS at or near current levels. We believe that the level of our ongoing ADCETRIS sales in the United States is largely attributable to the incidence flow of patients eligible for treatment with ADCETRIS. We also believe that the incidence rate of new patients in ADCETRIS’ approved indications is relatively low, particularly when compared to many other oncology indications. In addition, we expect only modest sales growth in the near term as a result of the November 2017 FDA approval of ADCETRIS for the treatment of adult patients with pcALCL or CD30-expressing MF who have received prior systemic therapy, subject to our ability to effectively commercialize ADCETRIS in this indication. For these and other reasons, we expect that our ability to accelerate ADCETRIS sales growth, if at all, will depend primarily on our ability to continue to expand ADCETRIS’ labeled indications of use, particularly with respect to the frontline Hodgkin lymphoma and frontline MTCL indications. Accordingly, we are exploring the use of ADCETRIS as a single agent and in combination therapy regimens earlier in the treatment of Hodgkin lymphoma and MTCL, including sALCL, and in a range of CD30-expressing hematologic lymphomas. This will continue to require additional time and investment in clinical trials, and there can be no assurance that we and/or Takeda will obtain and maintain the necessary regulatory approvals to market ADCETRIS for any additional indications.

In particular, although we reported positive top line data in the ECHELON-1 trial in June 2017, there can be no assurance that either we or Takeda will ultimately obtain regulatory approvals of ADCETRIS in the ECHELON-1 treatment setting in our respective territories, which would limit our sales of, and the commercial potential of, ADCETRIS. Likewise, we may fail to commercialize ADCETRIS in pcALCL or CD30-expressing MF patients or in the ECHELON-1 treatment setting if our sBLA that we submitted in November 2017 is approved by the FDA, either of which would limit our sales of, and the commercial potential of, ADCETRIS. In addition, negative or inconclusive results in our ECHELON-2 trial would negatively impact, or preclude altogether, our and Takeda’s ability to obtain regulatory approvals in the frontline MTCL indication in our respective territories, which would also limit our sales of, and the commercial potential of, ADCETRIS. Moreover, the SPA agreement for the ECHELON-2 trial requires that the trial continue until a specified number of PFS events designated for the trial occurs. Based on reviews of pooled, blinded data, we have observed a lower rate of reported PFS events in the ECHELON-2 trial than anticipated. We plan to discuss with the FDA the potential to unblind the trial prior to achieving the target number of PFS events specified in the SPA agreement. We cannot predict the outcome of those discussions or whether we would be able to reach agreement with the FDA. If we are unable to reach agreement with the FDA and determine to unblind the trial prior to achieving the target number of PFS events as specified in the SPA agreement, the FDA could treat the SPA agreement for ECHELON-2 trial as rescinded. In that event, we would no longer have commitments from the FDA regarding the appropriate design, size and endpoints of the study for regulatory approval, making our ability to obtain regulatory approval of ADCETRIS in the ECHELON-2 treatment setting more uncertain. In addition, earlier unblinding in the ECHELON-2 trial could also negatively impact the likelihood of achieving positive results in the trial sufficient to support regulatory approval. Alternatively, if we are unable to reach agreement with the FDA, we could determine to continue the ECHELON-2 trial until the target number of PFS events specified in the SPA agreement is achieved, which could result in a substantial delay in our ability to conduct the final data analysis from the ECHELON-2 trial.

We and Takeda have formed a collaboration with Ventana under which Ventana is working to develop, manufacture and commercialize a companion diagnostic test with the goal of identifying patients who might respond to treatment with ADCETRIS based on CD30 expression levels in their tissue specimens. The FDA and similar regulatory authorities outside the United States regulate companion diagnostics. Companion diagnostics require separate or coordinated regulatory approval prior to commercialization of the related therapeutic product. In this regard, we expect that concurrent approval of a CD30 companion diagnostic will be required for any approval of ADCETRIS in the frontline MTCL indication. However, Ventana may not be able to successfully develop and obtain regulatory approval for a companion diagnostic to support regulatory approval of ADCETRIS in the frontline MTCL indication in a timely manner or at all. If Ventana is unable to successfully develop a companion diagnostic, or experiences delays in doing so, the development of ADCETRIS in the frontline MTCL indication may be adversely affected, we may fail to receive regulatory approval for ADCETRIS in the frontline MTCL indication and we may not realize the full commercial potential of ADCETRIS. Further, if a companion diagnostic requirement were included in the ADCETRIS label, such a requirement may limit our ability to commercialize ADCETRIS in the applicable setting due to potential label requirements, prescriber practices, constraints on availability of the diagnostic, or other factors.

Even if we and Takeda receive the required regulatory approvals to market ADCETRIS for any additional indications or in additional jurisdictions, we and Takeda may not be able to effectively commercialize ADCETRIS, including for the reasons set forth above. Our ability to grow ADCETRIS product sales in future periods is also dependent on price increases and we periodically increase the price of ADCETRIS. Price increases on ADCETRIS and negative publicity regarding drug pricing and price increases generally, whether on ADCETRIS or products distributed by other pharmaceutical companies, could negatively affect market acceptance of, and sales of, ADCETRIS. In any event, we cannot assure you that price increases we have taken or may take in the future will not in the future negatively affect ADCETRIS sales.

Reports of adverse events or safety concerns involving ADCETRIS or our product candidates could delay or prevent us from obtaining or maintaining regulatory approvals, or could negatively impact sales of ADCETRIS or the prospects for our product candidates.

Reports of adverse events or safety concerns involving ADCETRIS could interrupt, delay or halt clinical trials of ADCETRIS, including the ongoing FDA-required ADCETRIS post-approval confirmatory study as well as the post-approval confirmatory studies that Takeda is required to conduct as a condition to the conditional marketing authorization of ADCETRIS by the European Commission. For example, during 2013 concerns regarding pancreatitis caused an investigator conducting an independent study involving ADCETRIS to temporarily halt enrollment in the trial and to amend the eligibility criteria and monitoring for the trial. Subsequently, we have revised our prescribing information to add pancreatitis as a known adverse event. In addition, reports of adverse events or safety concerns involving ADCETRIS could result in regulatory authorities limiting, denying or withdrawing approval of ADCETRIS for any or all indications, including the use of ADCETRIS for the treatment of patients in its approved indications. For example, there was an increased incidence of febrile neutropenia and peripheral neuropathy in the ADCETRIS plus AVD arm of the ECHELON-1 trial, which could limit, narrow or preclude any approval by the FDA, or could limit prescribing of ADCETRIS in the ECHELON-1 treatment setting if approved by the FDA, both of which could negatively impact sales of ADCETRIS or adversely affect ADCETRIS’ acceptance in the market. There are no assurances that patients receiving ADCETRIS will not experience serious adverse events in the future. Further, there are no assurances that patients receiving ADCETRIS with co-morbid diseases not previously studied, such as autoimmune diseases, will not experience new or different serious adverse events in the future.

Adverse events may negatively impact the sales of ADCETRIS. We may be required to further update the ADCETRIS prescribing information, including boxed warnings, based on reports of adverse events or safety concerns or implement a Risk Evaluation and Mitigation Strategy, or REMS, which could adversely affect ADCETRIS’ acceptance in the market, make competition easier or make it more difficult or expensive for us to distribute ADCETRIS. For example, the prescribing information for ADCETRIS includes pancreatitis, impaired hepatic function, impaired renal function, pulmonary toxicity, and gastrointestinal complications as known adverse events as well as a boxed warning related to the risk that JC virus infection resulting in progressive multifocal leukoencephalopathy, or PML, and death can occur in patients receiving ADCETRIS. Further, based on the identification of future adverse events, we may be required to further revise the prescribing information, including ADCETRIS’ boxed warning, which could negatively impact sales of ADCETRIS or adversely affect ADCETRIS’ acceptance in the market.

Likewise, reports of adverse events or safety concerns involving ADCETRIS or our product candidates could interrupt, delay or halt clinical trials of such product candidates, or could result in our inability to obtain regulatory approvals for any of our product candidates. For example, in June 2017, we discontinued the phase 3 CASCADE clinical trial of SGN-CD33A based on unexpected adverse events following a higher rate of deaths in the SGN-CD33A containing arm versus the control arm of this trial, and the Investigational New Drug application, or IND, for SGN-CD33A was subsequently placed on hold by the FDA. At this time, we have no plans to initiate additional clinical trials of SGN-CD33A. In the future, we may determine to discontinue our SGN-CD33A program altogether, in which case we will not receive any return on our investment in SGN-CD33A. In addition, we are planning or conducting pivotal trials for enfortumab vedotin and tisotumab vedotin based on only limited phase 1 clinical data. There may be important facts about the safety, efficacy, and risk versus benefit of these product candidates that are not known to us at this time which may negatively impact our ability to develop and commercialize these product candidates. In addition, in response to safety events observed in our ongoing clinical trials of enfortumab vedotin and tisotumab vedotin, including patient deaths, we have in the past, and may in the future, institute additional precautionary safety measures such as dosing caps and delays, enhanced monitoring for side effects, and modified patient inclusion and exclusion criteria. Additional and/or unexpected safety events could be observed in these pivotal or other later stage trials that could delay or prevent us from advancing the clinical development of either enfortumab vedotin or tisotumab vedotin and may adversely affect our business, results of operations and prospects.

Concerns regarding the safety of ADCETRIS or our product candidates as a result of undesirable side effects identified during clinical testing or otherwise could cause the FDA to order us to cease further development or commercialization of ADCETRIS or the applicable product candidate. Undesirable side effects caused by ADCETRIS or our product candidates could also result in denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, the requirement of additional trials or the inclusion of unfavorable information in our product labeling, and in turn delay or prevent us from commercializing ADCETRIS or the applicable product candidate. In addition, actual or potential drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete a trial for ADCETRIS or our product candidates or result in potential product liability claims. Any of these events could prevent us from developing or commercializing ADCETRIS or the particular product candidate, and could significantly harm our business, results of operations and prospects.

Even though we and Takeda have obtained regulatory approvals to market ADCETRIS, we and Takeda are subject to extensive ongoing regulatory obligations and review, including post-approval requirements that could result in the withdrawal of ADCETRIS from certain geographic markets in certain indications if such requirements are not met.

ADCETRIS is approved for treating patients in the relapsed sALCL indication under accelerated approval regulations in the U.S., approved with conditions in relapsed Hodgkin lymphoma and sALCL in Canada, and approved under conditional marketing authorization in relapsed Hodgkin lymphoma and sALCL in Europe, in each case under regulations which allow for approval of products for cancer or other serious or life threatening illnesses based on a surrogate endpoint or on a clinical endpoint other than survival or irreversible morbidity. Under these types of approvals, we are subject to certain post-approval requirements, including the requirement to conduct clinical trials to confirm clinical benefit. In the U.S., either the ECHELON-1 trial or the ECHELON-2 trial results may be sufficient to confirm the clinical benefit of ADCETRIS in relapsed sALCL and thereby convert the relapsed sALCL accelerated approval to regular approval. In Canada, the ECHELON-1 results may be sufficient to confirm the clinical benefit of ADCETRIS in relapsed Hodgkin lymphoma, and the ECHELON-2 results may be sufficient to confirm the clinical benefit of ADCETRIS in relapsed sALCL. In Europe, there are other post approval requirements to convert the conditional marketing authorization for ADCETRIS in relapsed Hodgkin lymphoma and relapsed sALCL into a standard marketing authorization. Our failure to complete a required post-approval study, including the ECHELON-2 trial, or to confirm a clinical benefit could result in the withdrawal of approval of ADCETRIS in the indications for which approval is conditional which would seriously harm our business. Similarly, Takeda’s failure to provide these additional clinical data from confirmatory studies could result in the European Commission withdrawing approval of ADCETRIS in the European Union for certain indications, which would negatively impact anticipated royalty revenue from ADCETRIS sales by Takeda in the European Union and could adversely affect our results of operations.

In addition, we are subject to extensive ongoing obligations and continued regulatory review from applicable regulatory agencies with respect to any product for which we have obtained regulatory approval, including ADCETRIS in each of its approved indications, such as continued adverse event reporting requirements and the requirement to have some of our promotional materials pre-cleared by the FDA. There may also be additional post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize ADCETRIS in the United States, Canada or potentially other jurisdictions.

We and the manufacturers of ADCETRIS are also required to comply with current Good Manufacturing Practices, or cGMP, regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory agencies must approve these manufacturing facilities before they can be used to manufacture ADCETRIS, and these facilities are subject to ongoing regulatory inspections. In addition, regulatory agencies subject an approved product, its manufacturer and the manufacturer’s facilities to continual review and inspections, including periodic unannounced inspections. The subsequent discovery of previously unknown problems with ADCETRIS, including adverse events of unanticipated severity or frequency, or problems with the facilities where ADCETRIS is manufactured, may result in restrictions on the marketing of ADCETRIS, up to and including withdrawal of ADCETRIS from the market. If our manufacturing facilities or those of our suppliers fail to comply with applicable regulatory requirements, such noncompliance could result in regulatory action and additional costs to us.

Failure to comply with applicable FDA and other regulatory requirements may subject us to administrative or judicially imposed sanctions, including:

•	issuance of Form FDA 483 notices or Warning Letters by the FDA or other regulatory agencies;

•	imposition of fines and other civil penalties;

•	criminal prosecutions;

•	injunctions, suspensions or revocations of regulatory approvals;

•	suspension of any ongoing clinical trials;

•	total or partial suspension of manufacturing;

•	delays in commercialization;

•	refusal by the FDA to approve pending applications or supplements to approved applications submitted by us;

•	refusals to permit drugs to be imported into or exported from the United States;

•	restrictions on operations, including costly new manufacturing requirements; and

•	product recalls or seizures.

The policies of the FDA and other regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of ADCETRIS in any additional indications or further restrict or regulate post-approval activities. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we or Takeda might not be permitted to market ADCETRIS and our business would suffer.

If we or our collaborators are not able to obtain or maintain required regulatory approvals, we or our collaborators will not be able to successfully commercialize ADCETRIS or our product candidates.

The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. Neither we nor our collaborators are permitted to market our product candidates in the United States or foreign countries until we obtain marketing approval from the FDA or other foreign regulatory authorities, and we or our collaborators may never receive regulatory approval for the commercial sale of any of our product candidates. In addition, part of our strategy is to continue to explore the use of ADCETRIS earlier in the treatment of Hodgkin lymphoma and MTCL and in other CD30-expressing lymphomas, and we are currently conducting multiple clinical trials for ADCETRIS. However, we and/or Takeda may be unable to obtain or maintain any regulatory approvals for the commercial sale of ADCETRIS for any additional indications. Obtaining marketing approval is a lengthy, expensive and uncertain process and approval is never assured, and we have only limited experience in preparing and submitting the applications necessary to gain regulatory approvals. Further, the FDA and other foreign regulatory agencies have substantial discretion in the approval process, and determining when or whether regulatory approval will be obtained for any product candidate we develop, including any regulatory approvals for the potential commercial sale of ADCETRIS in additional indications or in any additional territories. In this regard, even if we believe the data collected from clinical trials of ADCETRIS and our product candidates are promising, such data may not be sufficient to support approval by the FDA or any other foreign regulatory authority. In addition, the FDA or their advisors may disagree with our interpretations of data from preclinical studies and clinical trials. For example, based on the positive data we reported from the ECHELON-1 trial, we have submitted an sBLA to the FDA for approval of ADCETRIS as part of a frontline combination chemotherapy regimen in patients with previously untreated advanced classical Hodgkin lymphoma. However, even though our sBLA was accepted by the FDA for Priority Review, the FDA may disagree with our interpretations of the data from the ECHELON-1 trial and/or may otherwise determine not to approve our sBLA submission in a timely manner or at all. Moreover, even though our ECHELON-1 and ECHELON-2 trials are being conducted under SPA agreements with the FDA, this is not a guarantee or indication of approval, and we cannot be certain that the design of, or data collected from, any of our current or potential future clinical trials that were or are being conducted under SPA agreements with the FDA will be sufficient to support FDA approval. Further, a SPA agreement is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement is entered into become evident, other new scientific concerns regarding product safety or efficacy arise, new drugs are approved in the same indication, or if we have failed to comply with the agreed upon trial protocols, including as a result of completing a clinical trial with fewer events than planned. In addition, a SPA agreement may be changed by us or the FDA on written agreement of both parties, and the FDA retains significant latitude and discretion in interpreting the terms of a SPA agreement and the data and results from the applicable clinical trial. For example, even though we believe that the data from the ECHELON-1 trial are supportive of approval of ADCETRIS in the ECHELON-1 treatment setting, our SPA agreement with the FDA covering the ECHELON-1 trial is not a guarantee or indication of approval of ADCETRIS in the ECHELON-1 treatment setting or in any other indications. Regulatory agencies also may approve a product candidate for fewer indications than requested or may grant approval subject to the performance of post-approval studies or REMS for a product candidate. Similarly, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of ADCETRIS in additional indications, including any indications in the ECHELON-1 treatment setting. For example, there was an increased incidence of febrile neutropenia and peripheral neuropathy in the ADCETRIS plus AVD arm of the ECHELON-1 trial, which could limit, narrow or preclude any approval by the FDA, or could limit prescribing of ADCETRIS in the ECHELON-1 treatment setting if approved by the FDA, both of which could negatively impact sales of ADCETRIS or adversely affect ADCETRIS’ acceptance in the market.

In addition, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols and/or related SPA agreements to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to institutional review boards, or IRBs, for reexamination, which may impact the costs, timing or successful completion of a clinical trial. In addition, as part of the U.S. Prescription Drug User Fee Act, or PDUFA, the FDA has a goal to review and act on a percentage of all regulatory submissions in a given time frame. In this regard, the sBLA that we submitted to the FDA in November 2017 to seek approval of ADCETRIS as part of a frontline combination chemotherapy regimen in patients with previously untreated advanced classical Hodgkin lymphoma was accepted for filing and designated for priority review with a PDUFA targeted action date of May 1, 2018. However, the FDA does not always meet its PDUFA targeted action dates and if the FDA were to fail to meet the PDUFA targeted action date for our November 2017 sBLA submission or fail to meet future PDUFA targeted action dates established for ADCETRIS or any of our product candidates, if any, the commercialization of the affected product candidate or of ADCETRIS in any additional indications could be delayed or impaired. Due to these and other factors, ADCETRIS and our product candidates could take a significantly longer time to gain regulatory approvals than we expect or may never gain new regulatory approvals, which could delay or eliminate any potential product revenue from sales of our product candidates or of ADCETRIS in any additional indications, which could significantly delay or prevent us from achieving profitability.

The successful commercialization of ADCETRIS and our product candidates will depend in part on the extent to which governmental authorities and health insurers establish adequate coverage and reimbursement levels and pricing policies.

Successful sales of ADCETRIS and any future products will depend, in part, on the extent to which coverage and reimbursement for our products will be available from government and health administration authorities, private health insurers and other third-party payors. To manage healthcare costs, many governments and third-party payors increasingly scrutinize the pricing of new products and require greater levels of evidence of favorable clinical outcomes and cost-effectiveness before extending coverage. In light of such challenges to prices, we cannot be sure that we will achieve and continue to have coverage available for ADCETRIS and any other product candidate that we commercialize and, if available, that the reimbursement rates will be adequate. If we are unable to obtain adequate levels of coverage and reimbursement for our product candidates, their marketability will be negatively and materially impacted. For example, even if we are able to obtain approval of our sBLA submission to the FDA to expand the labeled indications of use for ADCETRIS to the frontline advanced Hodgkin lymphoma setting based on our ECHELON-1 trial data, we cannot be certain that third-party payors will provide reimbursement for ADCETRIS in that indication based on the relative price or perceived benefit of ADCETRIS as compared to alternative treatment options, which may materially harm our ability to maintain or increase sales of ADCETRIS or may otherwise negatively affect future ADCETRIS sales.

Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. In addition, obtaining and maintaining adequate coverage and reimbursement status is time-consuming and costly. Third-party payors may deny coverage and reimbursement status altogether of a given drug product, or cover the product but may also establish prices at levels that are too low to enable us to realize an appropriate return on our investment in product development. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Because the rules and regulations regarding coverage and reimbursement change frequently, in some cases at short notice, even when there is favorable coverage and reimbursement, future changes may occur that adversely impact the favorable status.

The unavailability or inadequacy of third-party coverage and reimbursement could have a material adverse effect on the market acceptance of ADCETRIS and any of our future products and the future revenues we may expect to receive from those products. In addition, we are unable to predict what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on our business. Continuing negative publicity regarding pharmaceutical pricing practices and ongoing presidential and congressional focus on this issue create significant uncertainty regarding regulation of the healthcare industry and third-party coverage and reimbursement. If healthcare policies or reforms intended to curb healthcare costs are adopted or if we experience negative publicity with respect to pricing of ADCETRIS or the pricing of pharmaceutical products generally, the prices that we charge for ADCETRIS and any future approved products may be limited, our commercial opportunity may be limited and/or our revenues from sales of ADCETRIS and any future approved products may be negatively impacted.

We do not have sole control of the development and commercialization of enfortumab vedotin and tisotumab vedotin, and we have limited data on the safety and efficacy of these drug candidates

We and our collaborators, Astellas and Genmab respectively, have elected to pursue accelerated development and approval pathways for enfortumab vedotin and tisotumab vedotin. We have initiated a pivotal clinical trial for enfortumab vedotin and intend to initiate a pivotal clinical trial for tisotumab vedotin, in each case based on only limited phase 1 clinical data. There may be important facts about the safety, efficacy, and risk versus benefit of these product candidates that are not known to us at this time which may negatively impact our ability to develop and commercialize these product candidates. In response to safety events observed in our ongoing clinical trials of enfortumab vedotin and tisotumab vedotin, including patient deaths, we have in the past, and may in the future, institute additional precautionary safety measures such as dosing caps and delays, enhanced monitoring for side effects, and modified patient inclusion and exclusion criteria. In addition, enfortumab vedotin and tisotumab vedotin may fail to demonstrate sufficient efficacy in our pivotal trials despite the results observed in previous trials. Additional and/or unexpected safety events or our failure to generate additional efficacy data in our clinical trials that support registration could significantly impact the value of enfortumab vedotin and tisotumab vedotin to our business. Moreover, because control of development and commercialization is shared with our collaborators, we do not have sole discretion and control over the development and commercialization of these product candidates.

Healthcare law and policy changes may have a material adverse effect on us

In March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively PPACA, became law in the United States. PPACA substantially changed the way healthcare is financed by both governmental and private insurers and significantly affects the pharmaceutical industry. The provisions of PPACA of greatest importance to the pharmaceutical industry include increased Medicaid rebates, expanded Medicaid eligibility, extension of Public Health Service eligibility, annual fees payable by manufacturers and importers of branded prescription drugs, annual reporting of financial relationships with physicians and teaching hospitals, and a new Patient-Centered Outcomes Research Institute. Many of these provisions have had the effect of reducing the revenue generated by our sales of ADCETRIS and will have the effect of reducing any revenue generated by sales of any future commercial products we may have.

Certain provisions of the PPACA have been subject to judicial and Congressional challenges, as well as efforts by the Trump administration to repeal or replace certain aspects of the PPACA. For example, on January 20, 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the PPACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the PPACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. In Congress, the U.S. House of Representatives passed PPACA replacement legislation known as the American Health Care Act of 2017 in May 2017, which was not introduced in the Senate. More recently, the Senate Republicans have proposed multiple bills to repeal or repeal and replace portions of the PPACA. Although none of these measures have been enacted, Congress may consider other legislation to repeal or replace certain elements of the PPACA. While Congress has not passed repeal or replace legislation, the tax reform legislation signed into law on December 22, 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On October 12, 2017, President Trump signed another Executive Order directing certain federal agencies to propose regulations or guidelines to permit small businesses to form association health plans, expand the availability of short-term, limited duration insurance, and expand the use of health reimbursement arrangements, which may circumvent some of the requirements for health insurance mandated by the PPACA. In addition, citing legal guidance from the U.S. Department of Justice, the U.S. Department of Health and Human Services, has concluded that cost-sharing reduction, or CSR, payments to insurance companies required under the

PPACA have not received necessary appropriations from Congress and announced that it will discontinue these payments immediately until such appropriations are made. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the PPACA. While Congress is considering legislation to appropriate funds for CSR payments the future of that legislation is uncertain. We continue to evaluate the effect that the PPCCA and its possible repeal and replacement has on our business.

In addition, we anticipate that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and an additional downward pressure on the price that we receive for ADCETRIS or any future approved product, which may harm our business. For example, increased discounts, rebates or chargebacks may be mandated by governmental or private insurers or fee caps and pricing pressures could be enacted by industry organizations or state and federal governments, any of which could significantly affect the revenue generated by sales of our products, including ADCETRIS. In addition, drug-pricing by pharmaceutical companies has come under increased scrutiny. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing by requiring drug companies to notify insurers and government regulators of price increases and to provide an explanation as to the reasons for the increase, reduce the out-of-pocket cost of prescription drugs, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs. We expect further federal and state legislation and healthcare reforms to continue to be proposed to control increasing healthcare costs and to control the rising cost of prescription drugs. These proposals, if implemented, could limit the price for ADCETRIS or any future approved products. Commercial opportunity could be negatively impacted by legislative action that controls pricing, mandates price negotiations, or increases government discounts and rebates.

Also, price increases on ADCETRIS and negative publicity regarding drug pricing and price increases generally, whether on ADCETRIS or products distributed by other pharmaceutical companies, could negatively affect market acceptance of, and sales of, ADCETRIS. In addition, although ADCETRIS is approved in the European Union, Japan and other countries outside of the United States, government austerity measures or further healthcare reform measures and pricing pressures in other countries could adversely affect demand and pricing for ADCETRIS, which would negatively impact anticipated royalty revenue from ADCETRIS sales by Takeda.

Other legislative changes have also been proposed and adopted since PPACA was enacted. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes a 2% reduction in Medicare provider payments paid under Medicare Part B to physicians for physician-administered drugs, such as certain oral oncology drugs, which went into effect in April 2013 and, following passage of the Bipartisan Budget Act of 2015, will remain in effect through 2025 unless additional congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In addition, legislation has been proposed to shorten the period of biologic data and market exclusivity granted by the FDA. If such legislation is enacted, we may face competition from biosimilars of ADCETRIS or any future approved products earlier than otherwise would have occurred. Increased competition may negatively impact coverage and pricing of ADCETRIS, which could negatively affect our financial condition or results of operations.

We expect to experience pricing pressures in connection with the sale of ADCETRIS due to the trend toward managed healthcare, and additional legislative proposals. For example, the PPACA increased the mandated Medicaid rebate from 15.1% to 23.1%, expanded the rebate to Medicaid managed care utilization and increased the types of entities eligible for the federal 340B drug discount program. On January 30, 2017, the White House Office of Management and Budget withdrew the draft August 2015 Omnibus Guidance document that was issued by the Department of Health and Human Services Health Resources and Services Administration, or HRSA, that addressed a broad range of topics including, among other items, the definition of a patient’s eligibility for 340B drug pricing. However, as concerns continue to grow over the need for tighter oversight, there remains the possibility that HRSA or other agency under the Department of Health and Human Services, or HHS, will propose a similar regulation or that Congress will explore changes to the 340B program through legislation. For example, the Centers for Medicare & Medicaid Services has issued a proposed rule that would revise the Medicare hospital outpatient prospective payment system, including a new reimbursement methodology for drugs purchased under the 340B program for Medicare patients. In addition, HHS has currently set July 1, 2018 for implementation of the final rule setting forth the calculation of the ceiling price and application of civil monetary penalties under the 340B program. A significant portion of ADCETRIS purchases are eligible for 340B drug pricing, and therefore an expansion of the 340B program or reduction in 340B pricing, whether in the form of the final rule or otherwise, would likely have a negative impact on our net sales of ADCETRIS.

We cannot predict what healthcare reform initiatives may be adopted in the future. However, we anticipate that Congress, state legislatures, and third-party payors may continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation or policy changes or implementations effecting additional fundamental changes in the healthcare delivery system. We also expect ongoing initiatives to increase pressure on drug pricing. We cannot assure you as to the ultimate content, timing, or effect of changes, nor is it possible at this time to estimate the impact of any such potential legislation; however, such changes or the ultimate impact of changes could negatively affect our revenue or sales of ADCETRIS or any potential future approved products.

Enhanced governmental and private scrutiny over, or investigations or litigation involving, pharmaceutical manufacturer donations to patient assistance programs offered by charitable foundations may require us to modify our programs and could negatively impact our business practices, harm our reputation, divert the attention of management and increase our expenses.

To help patients afford our products, we have a patient assistance program and also occasionally make donations to independent charitable foundations that help financially needy patients. These types of programs designed to assist patients in affording pharmaceuticals have become the subject of scrutiny. In recent years, some pharmaceutical manufacturers were named in class action lawsuits challenging the legality of their patient assistance programs and support of independent charitable patient support foundations under a variety of federal and state laws. At least one insurer also has directed its network pharmacies to no longer accept manufacturer co-payment coupons for certain specialty drugs the insurer identified. Our patient assistance program and support of independent charitable foundations could become the target of similar litigation.

In addition, there has been regulatory review and enhanced government scrutiny of donations by pharmaceutical companies to patient assistance programs operated by charitable foundations. For example, the Office of Inspector General of the U.S. Department of Health & Human Services, or OIG, has established specific guidelines permitting pharmaceutical manufacturers to make donations to charitable organizations who provide co-pay assistance to Medicare patients, provided that such organizations are bona fide charities, are entirely independent of and not controlled by the manufacturer, provide aid to applicants on a first-come basis according to consistent financial criteria, and do not link aid to use of a donor’s product. If we or our vendors or donation recipients are deemed to fail to comply with laws or regulations in the operation of these programs, we could be subject to damages, fines, penalties or other criminal, civil or administrative sanctions or enforcement actions. Further, numerous organizations, including pharmaceutical manufacturers, have received subpoenas from the OIG and other enforcement authorities seeking information related to their patient assistance programs and support. We cannot ensure that our compliance controls, policies and procedures will be sufficient to protect against acts of our employees, business partners or vendors that may violate the laws or regulations of the jurisdictions in which we operate. Regardless of whether we have complied with the law, a government investigation could negatively impact our business practices, harm our reputation, divert the attention of management and increase our expenses.

Clinical trials are expensive and time consuming, may take longer than we expect or may not be completed at all, and their outcome is uncertain.

We are currently conducting multiple clinical trials for ADCETRIS and our product candidates and we plan to commence additional trials of ADCETRIS and our product candidates in the future. We are also conducting a pivotal phase 2 trial of enfortumab vedotin with Astellas for locally advanced or metastatic urothelial cancer patients who have been previously treated with checkpoint inhibitor therapy, and are planning to conduct a pivotal phase 2 trial of tisotumab vedotin with Genmab in patients with recurrent and/or metastatic cervical cancer, in each case based on only limited phase 1 clinical data. Neither enfortumab vedotin nor tisotumab vedotin have previously been evaluated in later stage clinical trials and we cannot be certain that the design of, or data collected from, these trials will be adequate to demonstrate the safety and efficacy of enfortumab vedotin or tisotumab vedotin, or will otherwise be sufficient to support FDA or any foreign regulatory approvals.

Each of our clinical trials requires the investment of substantial expense and time and the timing of the commencement, continuation and completion of these clinical trials may be subject to significant delays relating to various causes, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, failure of patients to complete the clinical trial, delays in accumulating the required number of clinical events for data analyses, delay or failure to obtain IRB approval to conduct a clinical trial at a prospective site, and shortages of available drug supply. For example, the SPA agreement for the ECHELON-2 trial requires that the trial continue until a specified number of PFS events designated for the trial occurs. Based on reviews of pooled, blinded data, we have observed a lower rate of reported PFS events than anticipated. We plan to discuss with the FDA the potential to unblind the trial prior to achieving the target number of PFS events specified in the SPA agreement. We cannot predict the outcome of those discussions or whether we would be able to reach agreement with the FDA. If we are unable to reach agreement with the FDA and determine to unblind the trial prior to achieving the target number of PFS events as specified in the SPA agreement, the FDA could treat the SPA agreement for ECHELON-2 trial as rescinded. In that event, we would no longer have commitments from the FDA regarding the appropriate design, size and endpoints of the study for regulatory approval, making our ability to obtain regulatory approval of ADCETRIS in the ECHELON-2 treatment setting more uncertain. In addition, earlier unblinding in the ECHELON-2 trial could also negatively impact the likelihood of achieving positive results in the trial sufficient to support regulatory approval. Alternatively, if we are unable to reach agreement with the FDA, we could determine to continue the ECHELON-2 trial until the target number of PFS events specified in the SPA agreement is achieved, which could result in a substantial delay in our ability to conduct the final data analysis from the ECHELON-2 trial.

Additionally, patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials, perceived side effects and the availability of alternative or new treatments. Many of our future and ongoing clinical trials are being or will be coordinated or conducted with Takeda, Astellas, Genmab and other collaborators, which may delay the commencement or affect the continuation or completion of these trials. From time to time, we have experienced enrollment-related delays in clinical trials and we will likely continue to experience similar delays in our current and future trials. We depend on medical institutions and clinical research organizations, or CROs, to conduct some of our clinical trials in compliance with Good Clinical Practice, or GCP, and to the extent they fail to enroll patients for our clinical trials, fail to conduct our trials in accordance with GCP, or are delayed for a significant time in achieving full enrollment, we may be affected by increased costs, program delays or both, which may harm our business. In addition, we conduct clinical trials in foreign countries which may subject us to further delays and expenses as a result of increased drug shipment costs, additional regulatory requirements and the engagement of foreign CROs, as well as expose us to risks associated with less experienced clinical investigators who are unknown to the FDA, different standards of medical care, and foreign currency transactions insofar as changes in the relative value of the U.S. dollar to the foreign currency where the trial is being conducted may impact our actual costs.

Clinical trials must be conducted in accordance with FDA or other applicable foreign government guidelines and are subject to oversight by the FDA, other foreign governmental agencies, the data safety monitoring boards for such trials and the IRBs or Ethics Committees for the institutions in which such trials are being conducted. In addition, clinical trials must be conducted with supplies of ADCETRIS or our product candidates produced under cGMP and other requirements in foreign countries, and may require large numbers of test patients. We or our collaborators, the FDA, other foreign governmental agencies or the applicable data safety monitoring boards, IRBs and Ethics Committees could delay, suspend, halt or modify our clinical trials of ADCETRIS or any of our product candidates, and we, our collaborators and/or the FDA could terminate or modify any related SPA agreements, for numerous reasons, including:

•	ADCETRIS or the applicable product candidate may have unforeseen safety issues or adverse side effects, including fatalities, or a determination may be made that a clinical trial presents unacceptable health risks;

•	deficiencies in the conduct of the clinical trial, including failure to conduct the clinical trial in accordance with regulatory requirements, GCP or clinical protocols;

•	problems, errors or other deficiencies with respect to data collection, data processing and analysis;

•	deficiencies in the clinical trial operations or trial sites resulting in the imposition of a clinical hold;

•	the time required to determine whether ADCETRIS or the applicable product candidate is effective may be longer than expected;

•	fatalities or other adverse events arising during a clinical trial due to medical problems that may not be related to clinical trial treatments;

•	ADCETRIS or the applicable product candidate may not appear to be more effective than current therapies;

•	the quality or stability of ADCETRIS or the applicable product candidate may fall below acceptable standards;

•	our inability and the inability of our collaborators to produce or obtain sufficient quantities of ADCETRIS or the applicable product candidate to complete the trials;

•	our inability and the inability of our collaborators to reach agreement on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	our inability and the inability of our collaborators to obtain IRB or Ethics Committee approval to conduct a clinical trial at a prospective site;

•	changes in governmental regulations or administrative actions that adversely affect our ability and the ability of our collaborators to continue to conduct or to complete clinical trials;

•	lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our CROs and other third parties;

•	our inability and the inability of our collaborators to recruit and enroll patients to participate in clinical trials for reasons including competition from other clinical trial programs for the same or similar indications;

•	our inability and the inability of our collaborators to retain patients who have initiated a clinical trial but may be prone to withdraw due to side effects from the therapy, lack of efficacy or personal issues, or who are lost to further follow-up; or

•	our inability and the inability of our collaborators to ensure adequate statistical power to detect statistically significant treatment effects, whether through our inability to enroll or retain patients in trials or because the specified number of events designated for a completed trial have not occurred.

In addition, we or our collaborators may experience significant setbacks in advanced clinical trials, even after promising results in earlier trials, including unexpected adverse events that may occur when our product candidates are combined with other therapies. For example, in June 2017, we suspended patient enrollment and treatment in all SGN-CD33A trials and discontinued the phase 3 CASCADE clinical trial of SGN-CD33A in frontline older acute myeloid leukemia, or AML, patients, following a higher rate of deaths in the SGN-CD33A containing arm versus the control arm of this trial, and the IND for SGN-CD33A was subsequently placed on hold by the FDA. At this time, we have no plans to initiate additional clinical trials of SGN-CD33A. In the future, we may determine to discontinue our SGN-CD33A program altogether, in which case we will not receive any return on our investment in SGN-CD33A.

Negative or inconclusive clinical trial results could adversely affect our ability and the ability of our collaborators to obtain regulatory approvals of our product candidates or to market ADCETRIS and/or expand ADCETRIS into additional indications. In particular, negative or inconclusive results in our ECHELON-2 trial would negatively impact or preclude altogether, our and Takeda’s ability to obtain regulatory approvals in the frontline MTCL indication in our respective territories, which would limit our sales of, and the commercial potential of, ADCETRIS. In addition, clinical trial results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. For example, although we reported positive top line data in our ECHELON-1 trial, regulatory agencies, including the FDA, or their advisors, may disagree with our interpretations of data from the ECHELON-1 trial and may not approve the expansion of ADCETRIS’ labeled indications of use based on the results of the ECHELON-1 trial or any other of our clinical trials. Adverse medical events during a clinical trial, including patient fatalities, could cause a trial to be redone or terminated, require us to cease development of a product candidate or the further development or commercialization of ADCETRIS, result in our failure to expand ADCETRIS into additional indications, adversely affect our ability to market ADCETRIS, and may result in other negative consequences to us, including the inclusion of unfavorable information in our product labeling. Further, some of our clinical trials are overseen by an IDMC, and an IDMC may determine to delay or suspend one or more of these trials due to safety or futility findings based on events occurring during a clinical trial. In addition, we may be required to implement additional risk mitigation measures that could require us to suspend our clinical trials if certain safety events occur.

We depend on collaborative relationships with other companies to assist in the research and development of ADCETRIS and for the development and commercialization of product candidates utilizing or incorporating our technologies. If we are not able to locate suitable collaborators or if our collaborators do not perform as expected, this may negatively affect our ability to commercialize ADCETRIS, develop other product candidates and/or generate revenues through technology licensing, or may otherwise negatively affect our business.

We have established collaborations with third parties to develop and market ADCETRIS and some of our current and future product candidates. For example, we entered into a collaboration agreement with Takeda in December 2009 that granted Takeda rights to develop and commercialize ADCETRIS outside of the United States and Canada. In addition, we have entered into 50/50 co-development collaborations with Astellas for the development of enfortumab vedotin, and with Genmab for the development of tisotumab vedotin. We are also collaborating with BMS with respect to the CHECKMATE 812 pivotal phase 3 clinical trial evaluating the combination of Opdivo (nivolumab) with ADCETRIS for the treatment of relapsed or refractory, or transplant-ineligible, advanced classical Hodgkin lymphoma. In addition, we have ADC collaborations with AbbVie, Bayer, Celldex, Genentech, GSK, Pfizer and Progenics, and we have entered into a collaboration agreement with Unum to develop and commercialize novel ACTR therapies incorporating our antibodies for the treatment of cancer. Our dependence on collaborative arrangements to assist in the development and commercialization of ADCETRIS and for the development and commercialization of product candidates utilizing or incorporating our technologies subjects us to a number of risks, including:

•	we are not able to control the amount and timing of resources that our collaborators devote to the development or commercialization of products and product candidates utilizing or incorporating our technologies, or to their marketing and distribution;

•	disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of the applicable products and product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•	with respect to collaborations under which we have an active role, such as our ADCETRIS collaboration and our 50/50 co-development agreements with Astellas and Genmab, we may have differing opinions or priorities than our collaborators, or we may encounter challenges in joint decision making, which may result in the delay or termination of the research, development or commercialization of the applicable products and product candidates, including ADCETRIS, enfortumab vedotin and tisotumab vedotin;

•	our current and potential future collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	significant delays in the development of product candidates by current and potential collaborators could allow competitors to bring products to market before product candidates utilizing or incorporating our technologies are approved and impair the ability of current and potential future collaborators to effectively commercialize these product candidates;

•	our relationships with our collaborators may divert significant time and effort of our scientific staff and management team and require the effective allocation of our resources to multiple internal collaborative projects;

•	our current and potential future collaborators may not be successful in their efforts to obtain regulatory approvals in a timely manner, or at all;

•	our current and potential future collaborators may receive regulatory sanctions relating to other aspects of their business that could adversely affect the development, approval or commercialization of the applicable products or product candidates;

•	our current and potential future collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect such party’s willingness or ability to complete its obligations under any arrangement;

•	a collaborator could independently move forward with competing products, therapeutic approaches or technologies to develop treatments for the diseases targeted by us or our collaborators that are developed by such collaborator either independently or in collaboration with others, including our competitors;

•	our current and potential collaborators may experience financial difficulties; and

•	our collaborations may be terminated, breached or allowed to expire, or our collaborators may reduce the scope of our agreements with them, which could have a material adverse effect on our financial position by reducing or eliminating the potential for us to receive technology access and license fees, milestones and royalties, and/or reimbursement of development costs, and which could require us to devote additional efforts and to incur the additional costs associated with pursuing internal development and commercialization of the applicable products and product candidates.

If our collaborative arrangements are not successful as a result of any of the above factors, or any other factors, then our ability to advance the development and commercialization of the applicable products and product candidates and to otherwise generate revenue from these arrangements and to become profitable will be adversely affected, and our business and business prospects may be materially harmed. In particular, if Takeda were to terminate the ADCETRIS collaboration, which it may do for any reason upon prior written notice to us, we would not receive milestone payments, co-funded development payments or royalties for the sale of ADCETRIS outside the United States and Canada. As a result of such termination, we may have to engage another collaborator to complete the ADCETRIS development process and to commercialize ADCETRIS outside the United States and Canada, or to complete the development process and undertake commercializing ADCETRIS outside the United States and Canada ourselves, either of which could significantly delay the continued development and commercialization of ADCETRIS and increase our costs. Similarly, both Astellas and Genmab have the right to opt-out of their co-development obligations relating to enfortumab vedotin and tisotumab vedotin, respectively. If either Astellas or Genmab were to opt-out of their co-development collaborations with us, this would significantly delay the development of the impacted product candidate and increase our costs. Any of these events could significantly harm our financial position, adversely affect our stock price and require us to incur all the costs of developing and commercializing ADCETRIS, enfortumab vedotin or tisotumab vedotin, which are now being co-funded by our collaboration partners. In the future, we may not be able to locate third-party collaborators to develop and market products and product candidates utilizing or incorporating our technologies, and we may lack the capital and resources necessary to develop and market these products and product candidates alone.

We face intense competition and rapid technological change, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many third parties compete with us in developing various approaches to treating cancer. They include pharmaceutical companies, biotechnology companies, academic institutions and other research organizations.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approval and marketing than we do. In addition, many of these competitors are active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology that they have developed. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to our programs.

With respect to ADCETRIS, there are several other FDA-approved drugs for its approved indications. Bristol-Myers Squibb’s nivolumab (Opdivo) and Merck’s pembrolizumab (Keytruda) are approved for the treatment of certain patients with relapsed or refractory classical Hodgkin lymphoma, and Celgene’s romidepsin (Istodax) and Spectrum Pharmaceuticals’ pralatrexate (Folotyn) and belinostat (Beleodaq) are approved for relapsed or refractory sALCL among other T-cell lymphomas. The competition ADCETRIS faces from these and other therapies is intensifying. Additionally, Merck is conducting a phase 3 clinical trial in relapsed or refractory classical Hodgkin lymphoma comparing pembrolizumab (Keytruda) with ADCETRIS. If this clinical trial demonstrates that pembrolizumab is more effective than ADCETRIS in that treatment setting, our sales of ADCETRIS would be negatively impacted. We are also aware of multiple investigational agents that are currently being studied, including Roche’s atezolizumab, Pfizer’s avelumab, and Kyowa’s mogamulizumab, which, if successful, may compete with ADCETRIS in the future. Data have also been presented on several developing technologies, including bispecific antibodies and CAR modified T-cell therapies that may compete with ADCETRIS in the future. Further, there are many competing approaches used in the treatment of patients in ADCETRIS’ four approved indications, including autologous hematopoietic stem cell transplant, allogeneic stem cell transplant, combination chemotherapy, clinical trials with experimental agents and single-agent regimens.

With respect to enfortumab vedotin, treatment in second line metastatic urothelial cancer is limited to CPI monotherapy or generic chemotherapy. There are other investigational agents that, if approved, could be competitive with enfortumab vedotin, including Immunomedics’ sacituzumab govitecan and Lilly’s ramucirumab.

With respect to tisotumab vedotin, we are aware of other companies that currently have products in development for the treatment of late-stage cervical cancer which could be competitive with tisotumab vedotin, including Agenus, Astrazeneca, Bristol-Myers Squibb, Immunomedics, Innovent Biologics, Merck, and Roche. In addition, several CPIs that are FDA-approved in other treatment settings are being explored for the treatment of late-stage cervical cancer in ongoing phase 2 clinical trials.

Many other pharmaceutical and biotechnology companies are developing and/or marketing therapies for the same types of cancer that our product candidates are designed and being developed to treat. For example, we believe that companies including AbbVie, ADC Therapeutics, Affimed, Agios, Amgen, Astellas, Bayer, Biogen, Bristol-Myers Squibb, Celgene, Eisai, Genentech, GSK, Gilead, ImmunoGen, Immunomedics, Infinity, Karyopharm, MedImmune, MEI Pharma, Merck, Novartis, Pfizer, Sanofi-Aventis, Spectrum Pharmaceuticals, Takeda, Teva, and Xencor are developing and/or marketing products or technologies that may compete with ours. In addition, our ADC collaborators may develop compounds utilizing our technology that may compete with product candidates that we are developing.

We are aware of other companies that have technologies that may be competitive with ours, including Astellas, AstraZeneca, Bristol-Myers Squibb, ImmunoGen, Immunomedics, MedImmune, Mersana and Pfizer, all of which have ADC technology. ImmunoGen has several ADCs in development that may compete with our product candidates. ImmunoGen has also established partnerships with other pharmaceutical and biotechnology companies to allow those other companies to utilize

ImmunoGen’s technology, including Sanofi-Aventis, Genentech, Novartis, Takeda and Lilly. We are also aware of a number of companies developing monoclonal antibodies directed at the same antigen targets or for the treatment of the same diseases as our product candidates. For example, we believe Amgen and Xencor have anti-CD19 programs that may be competitive with our product candidates.

In addition, in the United States, the Biologics Price Competition and Innovation Act of 2009 created an abbreviated approval pathway for biological products that are demonstrated to be “highly similar” or “biosimilar” to or “interchangeable” with an FDA-approved biological product. This pathway allows competitors to reference the FDA’s prior approvals regarding innovative biological products and data submitted with a BLA to obtain approval of a biosimilar application 12 years after the time of approval of the innovative biological product. The 12-year exclusivity period runs from the initial approval of the innovator product and not from approval of a new indication. In addition, the 12-year exclusivity period does not prevent another company from independently developing a product that is highly similar to the innovative product, generating all the data necessary for a full BLA and seeking approval. Exclusivity only assures that another company cannot rely on the FDA’s prior approvals in approving a BLA for an innovator’s biological product to support the biosimilar product’s approval. Further, under the FDA’s current interpretation, it is possible that a biosimilar applicant could obtain approval for one or more of the indications approved for the innovator product by extrapolating clinical data from one indication to support approval for other indications. The FDA approved the first biosimilar product in the United States in May 2015. In the European Union, the European Commission has granted marketing authorizations for several biosimilars pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued since 2005. We are aware of many pharmaceutical and biotechnology and other companies that are actively engaged in research and development of biosimilars or interchangeable products.

It is possible that our competitors will succeed in developing technologies that are more effective than ADCETRIS, enfortumab vedotin, tisotumab vedotin or our other product candidates or that would render our technology obsolete or noncompetitive, or will succeed in developing biosimilar or interchangeable products for ADCETRIS, enfortumab vedotin, tisotumab vedotin or our other product candidates. We anticipate that we will continue to face increasing competition in the future as new companies enter our market and scientific developments surrounding biosimilars and other cancer therapies continue to accelerate. We cannot predict to what extent the entry of biosimilars or other competing products will impact potential future sales of ADCETRIS, enfortumab vedotin, tisotumab vedotin or our other product candidates.

Our operating results are difficult to predict and may fluctuate. If our operating results are below the expectations of securities analysts or investors, the trading price of our stock could decline.

Our operating results are difficult to predict and may fluctuate significantly from quarter to quarter and year to year. In addition, although we provide sales guidance for ADCETRIS from time to time, you should not rely on ADCETRIS sales results in any period as being indicative of future performance. Such guidance is based on assumptions that may be incorrect or that may change from quarter to quarter. Sales of ADCETRIS have, on occasion, been below the expectations of securities analysts and investors and have been below prior period sales, and sales of ADCETRIS in the future may also be below prior period sales, our own guidance and/or the expectations of securities analysts and investors. To the extent that we do not meet our guidance or the expectations of analysts or investors, our stock price may be adversely impacted, perhaps significantly. We believe that our quarterly and annual results of operations may be affected by a variety of factors, including:

•	customer ordering patterns for ADCETRIS, which may vary significantly from period to period;

•	the overall level of demand for ADCETRIS, including the impact of any competitive or biosimilar products and the duration of therapy for patients receiving ADCETRIS;

•	the extent to which coverage and reimbursement for ADCETRIS is available from government and health administration authorities, private health insurers, managed care programs and other third-party payers;

•	changes in the amount of deductions from gross sales, including government-mandated rebates, chargebacks and discounts that can vary because of changes to the government discount percentage, including increases in the government discount percentage resulting from price increases we have taken or may take in the future, or due to different levels of utilization by entities entitled to government rebates and discounts and changes in patient demographics;

•	increases in the scope of eligibility for customers to purchase ADCETRIS at the discounted government price or to obtain government-mandated rebates on purchases of ADCETRIS;

•	changes in our cost of sales;

•	the incidence rate of new patients in ADCETRIS’ approved indications;

•	the timing, cost and level of investment in our sales and marketing efforts to support ADCETRIS sales;

•	the timing, cost and level of investment in our research and development and other activities involving ADCETRIS, enfortumab vedotin, tisotumab vedotin and our product candidates by us or our collaborators;

•	changes in the price of the common stock of Immunomedics that affect the valuation of the Immunomedics common stock that we hold; and

•	expenditures we will or may incur to develop and/or commercialize any additional products, product candidates, or technologies that we may develop, in-license, or acquire.

In addition, we have entered into licensing and collaboration agreements with other companies that include development funding and milestone payments to us, and we expect that amounts earned from our collaboration agreements will continue to be an important source of our revenues. Accordingly, our revenues will also depend on development funding and the achievement of development and clinical milestones under our existing collaboration and license agreements, including, in particular, our ADCETRIS collaboration with Takeda, as well as entering into potential new collaboration and license agreements. These upfront and milestone payments may vary significantly from quarter to quarter and any such variance could cause a significant fluctuation in our operating results from one quarter to the next.

Further, changes in our operations, such as increased development, manufacturing and clinical trial expenses in connection with our expanding pipeline programs, or our undertaking of additional programs, business activities, the anticipated completion of the Acquisition and the integration of Cascadian’s business into our existing operations, or entry into strategic transactions, including potential future acquisitions of products, technologies or businesses may also cause significant fluctuations in our expenses. In addition, we measure compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award, and recognize the cost as an expense over the employee’s requisite service period. As the variables that we use as a basis for valuing these awards change over time, including our underlying stock price, the magnitude of the expense that we must recognize may vary significantly. Additionally, we have implemented long-term incentive plans for our employees, and the incentives provided under these plans are contingent upon the achievement of certain regulatory milestones. Costs of performance-based compensation under our long-term incentive plans are not recorded as an expense until the achievement of the applicable milestones is deemed probable of being met, which may result in large fluctuations to the expense we must recognize in any particular period.

Additionally, as of December 31, 2017, we held 11.7 million shares of Immunomedics common stock. Beginning on January 1, 2018, we adopted ASU 2016-01 “Financial Instruments: Overall,” and as a result, we will record changes in the fair value of equity securities, including the Immunomedics common stock, in net income or loss, which is expected to increase the volatility of net income or loss to the extent that we continue to hold Immunomedics common stock or other equity securities.

For these and other reasons, it is difficult for us to accurately forecast future sales of ADCETRIS, collaboration and license agreement revenues, royalty revenues, operating expenses or future profits or losses. As a result, our operating results in future periods could be below our guidance or the expectations of securities analysts or investors, which could cause the trading price of our common stock to decline, perhaps substantially.

We have a history of net losses. We expect to continue to incur net losses and may not achieve future profitability for some time, if at all.

We have incurred substantial net losses in each of our years of operation. We have incurred these losses principally from costs incurred in our research and development programs and from our selling, general and administrative expenses. We expect to continue to spend substantial amounts on research and development, including amounts for conducting required post-approval and other clinical trials of, and seeking additional regulatory approvals for, ADCETRIS as well as commercializing ADCETRIS for the treatment of patients in its four approved indications. In addition, we expect to make substantial expenditures to further develop and potentially commercialize enfortumab vedotin, tisotumab vedotin and our product candidates. Accordingly, we expect to continue to incur net losses and may not achieve profitability in the future for some time, if at all. Although we recognize revenue from ADCETRIS product sales and we continue to earn amounts under our collaboration agreements, our revenue and profit potential is unproven and our limited commercialization history makes our future operating results difficult to predict. Even if we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and sustain profitability, the market value of our common stock will likely decline.

We have engaged in, and may in the future engage in strategic transactions that increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

We actively evaluate various strategic transactions on an ongoing basis, including licensing or otherwise acquiring complementary products, technologies or businesses. Any potential acquisitions or in-licensing transactions, including the Acquisition, may entail numerous risks, including but not limited to:

•	risks associated with satisfying the closing conditions relating to such transactions and realizing their anticipated benefits;

•	increased operating expenses and cash requirements;

•	difficulty integrating acquired technologies, products, operations, and personnel with our existing business;

•	diversion of management’s attention in connection with both negotiating the acquisition or license and integrating the business, technology or product;

•	retention of key employees;

•	uncertainties in our ability to maintain key business relationships of any acquired entities;

•	strain on managerial and operational resources;

•	difficulty implementing and maintaining effective internal control over financial reporting at businesses that we acquire, particularly if they are not located near our existing operations;

•	exposure to unforeseen liabilities of acquired companies or companies in which we invest; and

•	potential costly and time-consuming litigation, including stockholder lawsuits.

As a result of these or other problems and risks, businesses, technologies or products we acquire or invest in or obtain licenses to may not produce the revenues, earnings or business synergies that we anticipated, acquired or licensed technologies may not result in regulatory approvals, and acquired or licensed products may not perform as expected. As a result, we may incur higher costs and realize lower revenues than we had anticipated. We cannot assure you that any acquisitions or investments we have made or may make in the future, including the Acquisition, will be completed or that, if completed, the acquired business, licenses, investments, products, or technologies will generate sufficient revenue to offset the negative costs or other negative effects on our business. Failure to manage effectively our growth through acquisition or in-licensing transactions could adversely affect our growth prospects, business, results of operations, financial condition, and cash flow.

In addition, we may spend significant amounts, issue dilutive securities, assume or incur significant debt obligations, incur large one-time expenses and acquire intangible assets in connection with acquisitions and in-licensing transactions that could result in significant future amortization expense and write-offs. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business. Other pharmaceutical companies, many of which may have substantially greater financial, marketing and sales resources, compete with us for these opportunities. Even if appropriate opportunities are available, we may not be able to successfully identify them or we may not have the financial resources necessary to pursue them, and if pursued, we may be unable to structure and execute transactions in the anticipated timeframe, or at all.

Even if we are able to successfully identify and acquire complementary products, technologies or businesses, we cannot assure you that we will be able to successfully manage the risks associated with integrating acquired products, technologies or businesses or the risks arising from anticipated and unanticipated problems in connection with an acquisition or in-licensing transaction. Further, while we seek to mitigate risks and liabilities of potential acquisitions and in-licensing transactions through, among other things, due diligence, there may be risks and liabilities that such due diligence efforts fail to discover, that are not disclosed to us, or that we inadequately assess. Any failure in identifying and managing these risks and uncertainties effectively would have a material adverse effect on our business. Additionally, we may not realize the anticipated benefits of such transactions, including the possibility that expected synergies and accretion will not be realized or will not be realized within the expected time frame.

Our current product candidates are in various stages of development, and it is possible that none of our product candidates will ever become commercial products.

Our clinical-stage product candidates include seven ADC programs, which consist of enfortumab vedotin, tisotumab vedotin, ladiratuzumab vedotin, or SGN-LIV1A, denintuzumab mafodotin, or SGN-CD19A, SGN-CD19B, SGN-CD123A, and SGN-CD352A, as well as two immuno-oncology agents, SEA-CD40, which is based on our sugar-engineered antibody, or SEA, technology, and SGN-2FF, which is a novel small molecule. Other than enfortumab vedotin and tisotumab vedotin, which are in or expected to enter pivotal trials based on only limited phase 1 clinical data, our current product candidates are in relatively early stages of development. All of our product candidates will require significant further development, financial resources and personnel to obtain regulatory approval and develop into commercially viable products, if at all.

If a product candidate fails at any stage of development or we or our collaborators otherwise determine to discontinue development of that product candidate, we will not have the anticipated revenues from that product candidate to fund our operations, and we may not receive any return on our investment in that product candidate. Moreover, we still have only limited data from our early trials of our product candidates. In this regard, preclinical studies and any encouraging or positive preliminary and interim data from our clinical trials of our product candidates may not be predictive of the results of ongoing or later clinical trials. Even if we or our collaborators are able to complete our planned clinical trials of our product candidates according to our current development timeline, the encouraging or positive results from clinical trials of our product candidates in earlier stage trials may not be replicated in subsequent clinical trial results. As a result, we and our collaborators may conduct lengthy and expensive clinical trials of our product candidates only to learn that a product candidate is not an effective treatment or is not superior to existing approved therapies, or has an unacceptable safety profile, which could prevent or significantly delay regulatory approval for such product candidate or could cause us to discontinue the development of such product candidate. Also, later-stage clinical trials could differ in significant ways from earlier stage clinical trials, which could cause the outcome of the later-stage trials to differ from earlier stage clinical trials. For example, we are conducting a pivotal phase 2 trial of enfortumab vedotin with Astellas for locally advanced or metastatic urothelial cancer patients who have been previously treated with checkpoint inhibitor therapy, and are planning to conduct a pivotal phase 2 trial of tisotumab vedotin with Genmab in patients with recurrent and/or metastatic cervical cancer, in each case based on only limited phase 1 clinical data. Neither enfortumab vedotin nor tisotumab vedotin have previously been evaluated in later stage clinical trials and we cannot be certain that the design of, or data collected from, these trials will be adequate to demonstrate the safety and efficacy of enfortumab vedotin or tisotumab vedotin, or will otherwise be sufficient to support FDA or any foreign regulatory approvals. Differences in earlier and later stage clinical trials may include changes to inclusion and exclusion criteria, efficacy endpoints and statistical design. Many companies in the pharmaceutical and biotechnology industries, including us, have suffered significant setbacks in late-stage clinical trials after achieving encouraging or positive results in early-stage development. We cannot be certain that we will not face similar setbacks in our ongoing or planned clinical trials, including in the ongoing and planned pivotal phase 2 trials for enfortumab vedotin and tisotumab vedotin. We have not yet completed any late-stage clinical trials for our current product candidates, and if we or our collaborators fail to produce positive results in our ongoing or planned clinical trials of any of our product candidates, the development timeline and regulatory approval and commercialization prospects for our product candidates, and, correspondingly, our business and financial prospects, would be materially adversely affected.

Due to the uncertain and time-consuming clinical development and regulatory approval process, we may not successfully develop any of our product candidates and it is possible that none of our current product candidates will ever become commercial products. In addition, we expect that much of our effort and many of our expenditures over the next few years will be devoted to the additional clinical development of and commercialization activities associated with ADCETRIS, which may restrict or delay our ability to develop our clinical and preclinical product candidates.

To date, we have depended on a small number of collaborators for a substantial portion of our revenue. The loss of any one of these collaborators or changes in their product development or business strategy could result in a material decline in our revenue.

We have collaborations with a limited number of companies. To date, a substantial portion of our revenue has resulted from payments made under agreements with our corporate collaborators, and although ADCETRIS sales currently comprise a greater proportion of our revenue, we expect that a portion of our revenue will continue to come from corporate collaborations. Even though we market ADCETRIS in the United States and Canada, our revenues still depend in part on Takeda’s ability and willingness to market ADCETRIS outside of the United States and Canada. The loss of our collaborators, especially Takeda, changes in product development or business strategies of our collaborators, or the failure of our collaborators to perform their obligations under their agreements with us for any reason, including paying license or technology fees, milestone payments, royalties or reimbursements, could have a material adverse effect on our financial performance. Payments under our existing and potential future collaboration agreements are also subject to significant fluctuations in both timing and amount, which could cause our revenue to fall below the expectations of securities analysts and investors and cause a decrease in our stock price.

We are dependent upon a small number of distributors for a significant portion of our net sales, and the loss of, or significant reduction or cancellation in sales to, any one of these distributors could adversely affect our operations and financial condition.

In the United States and Canada, we sell ADCETRIS through a limited number of pharmaceutical distributors. Customers order ADCETRIS through these distributors. We generally receive orders from distributors and ship product directly to the customer. We do not promote ADCETRIS to these distributors and they do not set or determine demand for ADCETRIS; however, our ability to effectively commercialize ADCETRIS will depend, in part, on the performance of these distributors. Although we believe we can find alternative distributors on relatively short notice, the loss of a major distributor could materially and adversely affect our results of operations and financial condition.

We currently rely on third-party manufacturers and other third parties for production of our drug products and our dependence on these manufacturers may impair the continued development and commercialization of ADCETRIS and our product candidates.

Although we recently acquired a biologics manufacturing facility located in Bothell, Washington, we rely and expect to continue to rely on corporate collaborators and contract manufacturing organizations to supply drug product or intermediates for commercial supply and our IND-enabling studies and clinical trials. For the monoclonal antibody used in ADCETRIS, we have contracted with AbbVie for clinical and commercial supplies. For the drug linker used in ADCETRIS, we have contracted with Sigma Aldrich Fine Chemicals, or SAFC, for clinical and commercial supplies. We have multiple contract manufacturers for conjugating the drug linker to the antibody and producing the ADCETRIS product. For our ADC product candidates, multiple contract manufacturers, including AbbVie and SAFC, perform antibody and drug-linker manufacturing and several other contract manufacturers perform conjugation of the drug-linker to the antibody and fill/finish of the drug product. In addition, we rely on other third parties to perform additional steps in the manufacturing process, including shipping and storage of ADCETRIS and our product candidates. For the foreseeable future, we expect to continue to rely on contract manufacturers and other third parties to produce, vial and store sufficient quantities of ADCETRIS for use in our clinical trials and for commercial sale. If our contract manufacturers or other third parties fail to deliver ADCETRIS for clinical use or sale on a timely basis, with sufficient quality, and at commercially reasonable prices, and we fail to find replacement manufacturers or to develop our own manufacturing capabilities, we may be required to delay or suspend clinical trials or otherwise discontinue development, production and sale of ADCETRIS. Moreover, contract manufacturers have a limited number of facilities in which ADCETRIS can be produced and any interruption of the operation of those facilities due to events such as equipment malfunction or failure or damage to the facility by natural disasters or as the result of regulatory actions could result in the cancellation of shipments, loss of product in the manufacturing process, a shortfall in ADCETRIS supply, or the inability to sell our products in the U.S. or abroad. In addition, we have committed to provide Takeda with their needs of certain parts of the ADCETRIS supply chain for a limited period of time, which may require us to arrange for additional manufacturing supply. Moreover, we depend on outside vendors for the supply of raw materials used to produce ADCETRIS. If the third-party suppliers were to cease production or otherwise fail to supply us with quality raw materials and we were unable to contract on acceptable terms for these raw materials with alternative suppliers, our ability to have ADCETRIS manufactured to meet commercial and clinical requirements would be adversely affected.

We are planning to use our own manufacturing facility to support our growing pipeline. As an organization, we have no prior experience operating a manufacturing facility.

In October 2017, we acquired a biologics manufacturing facility located in Bothell, Washington, which facility we intend to use to support our clinical supply needs. Under the terms of this acquisition, we are required to operate the facility and produce certain clinical drug product components for BMS under a transitional services agreement for a period of time. As an organization, we have no prior experience manufacturing for ourselves or other parties, and operating this facility requires us to comply with complex regulations and to continue to hire and retain experienced scientific, quality control, quality assurance and manufacturing personnel. We could encounter challenges in operating the manufacturing facility in compliance with cGMP, regulatory or other applicable requirements, resulting in potential negative consequences, including regulatory actions, which could undermine our ability to utilize this facility for our own manufacturing needs and/or result in a breach of our contractual manufacturing obligations to BMS. Any of these risks, if actualized, could materially and adversely affect our business and financial position. In addition, despite the acquisition of this facility, we nonetheless expect to continue to rely on corporate collaborators and contract manufacturing organizations to supply drug product and intermediates for commercial supply and our IND-enabling studies and clinical trials. Our continuing dependence on these manufacturers may impair the continued development and commercialization of ADCETRIS and our product candidates.

We are subject to various state and federal laws and regulations, including healthcare laws and regulations, that may impact our business and could subject us to significant fines and penalties or other negative consequences.

Our operations may be directly or indirectly subject to various state and federal healthcare laws, including, without limitation, the federal Anti-Kickback Statute, federal civil and criminal false claims laws, HIPAA/HITECH, the federal civil monetary penalties statute, and the federal transparency requirements under the PPACA. These laws may impact, among other things, the sales, marketing and education programs for ADCETRIS.

The federal Anti-Kickback Statute prohibits persons and entities from knowingly and willingly soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. Additionally, PPACA amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs.

The federal civil and criminal false claims laws, including the civil False Claims Act, prohibit, among other things, persons or entities from knowingly presenting, or causing to be presented, a false claim to, or the knowing use of false statements to obtain payment from or approval by the federal government, including the Medicare and Medicaid programs, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim or to avoid, decrease, or conceal an obligation to pay money to the federal government. PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Suits filed under the civil False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. Many pharmaceutical and other healthcare companies have recently been investigated or subject to lawsuits by whistleblowers and have reached substantial financial settlements with the federal government under the False Claims Act for a variety of alleged improper marketing or other activities, including providing free product to customers with the expectation that the customers would bill federal programs for the product; providing consulting fees, grants, free travel, and other benefits to physicians to induce them to prescribe the company’s products; and inflating prices reported to private price publication services, which are used to set drug reimbursement rates under government healthcare programs.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. Similar to the Anti-Kickback Statute, PPACA amended the intent requirement of the criminal healthcare fraud statutes such that a person or entity no longer needs to have actual knowledge of the statute or intent to violate it.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, governs certain types of individuals and entities with respect to the conduct of certain electronic healthcare transactions and imposes certain obligations with respect to the security and privacy of protected health information.

The federal civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal transparency requirements under PPACA, the Physician Payments Sunshine Act, require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to annually report to the U.S. Department of Health and Human Services’ Centers for Medicare & Medicaid Services information related to payments and other transfers of value to physicians and teaching hospitals, and physician ownership and investment interests.

There are foreign and state law equivalents of these laws and regulations, such as anti-kickback, false claims, and data privacy and security laws, to which we are currently and/or may in the future, be subject. We may also be subject to state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. Many of these state laws differ from each other in significant ways, thus complicating compliance efforts.

The FDA and other governmental authorities also actively investigate allegations of off-label promotion activities in order to enforce regulations prohibiting these types of activities. In recent years, private whistleblowers have also pursued False Claims Act cases against a number of pharmaceutical companies for causing false claims to be submitted as a result of off-label promotion. If we are found to have promoted an approved product, including ADCETRIS, for off-label uses we may be subject to significant liability, including civil and administrative financial penalties and other remedies as well as criminal financial penalties and other sanctions. Even when a company is not determined to have engaged in off-label promotion, the allegation from government authorities or market participants that a company has engaged in such activities could have a significant impact on the company’s sales, business and financial condition. The U.S. government has also required companies to enter into complex corporate integrity agreements and/or non-prosecution agreements that impose significant reporting and other burdens on the affected companies.

We are also subject to numerous other laws and regulations that are not specific to the healthcare industry. For instance, the U.S. Foreign Corrupt Practices Act, or FCPA, prohibits companies and individuals from engaging in specified activities to obtain or retain business or to influence a person working in an official capacity. Under the FCPA, it is illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, governmental staff members, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls.

The number and complexity of both U.S. federal and state laws continue to increase. In addition to enforcement by governmental agencies, we also expect a continuation of the trend of private plaintiff lawsuits against pharmaceutical manufacturers under the whistleblower provisions of the False Claims Act and state equivalents or other laws and regulations such as securities rules and the evolution of new theories of liability under those statutes. Government agencies will likely continue to intervene in such private whistleblower lawsuits and such intervention typically raises the company’s cost significantly. For example, federal enforcement agencies have recently scrutinized product and patient assistance programs, including manufacturer reimbursement support services as well as relationships with specialty pharmacies. Several investigations have resulted in government enforcement authorities intervening in related whistleblower lawsuits and obtaining significant civil and criminal settlements.

In order to comply with these laws, we have implemented a compliance program to actively identify, prevent and mitigate risk through the implementation of compliance policies and systems and by promoting a culture of compliance. Although we take our obligation to maintain our compliance with these various laws and regulations seriously and our compliance program is designed to prevent the violation of these laws and regulations, we cannot guarantee that our compliance program will be sufficient or effective, that our employees will comply with our policies and that our employees will notify us of any violation of our policies, that we will have the ability to take appropriate and timely corrective action in response to any such violation, or that we will make decisions and take actions that will necessarily limit or avoid liability for whistleblower claims that individuals, such as employees or former employees, may bring against us or that governmental authorities may prosecute against us based on information provided by individuals. If we are found to be in violation of any of the laws and regulations described above or other applicable state and federal healthcare laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, imprisonment, diminished profits and future earnings, exclusion from government healthcare reimbursement programs, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and/or the curtailment or restructuring of our operations, any of which could have a material adverse effect on our business, results of operations and growth prospects. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal, state and foreign healthcare laws is costly and time-consuming for our management.

As we expand our operations internationally, we are subject to an increased risk of conducting activities in a manner that violates applicable anti-bribery or anti-corruption laws. We are also subject to foreign laws and regulations covering data privacy and the protection of health-related and other personal information. These laws and regulations could create liability for us or increase our cost of doing business, any of which could have a material adverse effect on our business, results of operations and growth prospects.

We are expanding our operations internationally, and we currently have subsidiaries in the U.K., Switzerland and Canada. Though we are at an early stage with our international expansion, our business activities outside of the United States are subject to the FCPA, which is described above, and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we currently and may in the future operate, including the U.K. Bribery Act. The U.K. Bribery Act prohibits giving, offering, or promising bribes to any person, including non-U.K. government officials and private persons, as well as requesting, agreeing to receive, or accepting bribes from any person. In addition, under the U.K. Bribery Act, companies which carry on a business or part of a business in the U.K. may be held liable for bribes given, offered or promised to any person, including non-U.K. government officials and private persons, by employees and persons associated with such company in order to obtain or retain business or a business advantage for such company. In the course of expanding our operations internationally, we will need to establish and expand business relationships with various third parties, such as independent contractors, distributors, vendors, advocacy groups and physicians, and we will interact more frequently with foreign officials, including regulatory authorities and physicians employed by state-run healthcare institutions who may be deemed to be foreign officials under the

FCPA, U.K. Bribery Act or similar laws of other countries that may govern our activities. Any interactions with any such parties or individuals where compensation is provided that are found to be in violation of such laws could result in substantial fines and penalties and could materially harm our business. Furthermore, any finding of a violation under one country’s laws may increase the likelihood that we will be prosecuted and be found to have violated another country’s laws. If our business practices outside the United States are found to be in violation of the FCPA, U.K. Bribery Act or other similar laws, we may be subject to significant civil and criminal penalties which could have a material adverse effect on our business, results of operations and growth prospects. We are also subject to foreign laws and regulations covering data privacy and the protection of health-related and other personal information. In this regard, European Union, or EU, member states and other foreign jurisdictions, including Switzerland, have adopted data protection laws and regulations which impose significant compliance obligations. Failure to comply with these laws could lead to government enforcement actions and significant penalties against us, which could have a material adverse effect on our business, results of operations and growth prospects. In December 2015, a proposal for an EU General Data Protection Regulation, intended to replace the current EU Data Protection Directive, was agreed between the European Parliament, the Council of the European Union and the European Commission. The EU General Data Protection Regulation, which was officially adopted in April 2016 and will be applicable in May 2018, will introduce new data protection requirements in the EU, as well as substantial fines for breaches of the data protection rules. The EU General Data Protection Regulation will increase our responsibility and liability in relation to personal data that we process, including in clinical trials, and we may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules, which could divert management’s attention and increase our cost of doing business.

Any failures or further setbacks in our ADC development program would negatively affect our business and financial position.

ADCETRIS and our enfortumab vedotin, tisotumab vedotin, ladiratuzumab vedotin, denintuzumab mafodotin, SGN-CD19B, SGN-CD123A, and SGN-CD352A product candidates are all based on our ADC technology, which utilizes proprietary stable linkers and potent cell-killing synthetic agents. Our ADC technology is also the basis of our collaborations with AbbVie, Astellas, Bayer, Celldex, Genentech, GSK, Pfizer, and Progenics, and our collaboration agreements with Takeda, Astellas, and Genmab. Although ADCETRIS has received marketing approval in the United States, Canada, the European Union, Japan and other countries, ADCETRIS is our first and only ADC product that has been approved for commercial sale in any jurisdiction. In addition, certain of our ADC product candidates include additional proprietary technologies that have not yet been proven in late stage clinical development. Any failures or further setbacks in our ADC development program or with respect to our additional proprietary technologies, including adverse effects resulting from the use of this technology in human clinical trials and/or the imposition of additional clinical holds on our trials of any of our other product candidates, could have a detrimental impact on the continued commercialization of ADCETRIS in its current or any potential future approved indications and on our internal product candidate pipeline, as well as our ability to maintain and/or enter into new corporate collaborations regarding our ADC technology, which would negatively affect our business and financial position.

We have been named a defendant in a purported securities class action lawsuit and a stockholder derivative lawsuit. These, and potential similar or related lawsuits, could result in substantial damages and may divert management’s time and attention from our business.

On January 10, 2017, a purported securities class action lawsuit was commenced in the United States District Court for the Western District of Washington, naming as defendants us and certain of our officers. The lawsuit alleges material misrepresentations and omissions in public statements regarding our business, operational and compliance policies, violations by all named defendants of Section 10(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 10b-5 thereunder, as well as violations of Section 20(a) of the Exchange Act. The complaint seeks compensatory damages of an undisclosed amount. The plaintiff alleges, among other things, that we made false and/or misleading statements and/or failed to disclose that SGN-CD33A presents a significant risk of fatal hepatotoxicity and that we had therefore overstated the viability of SGN-CD33A as a treatment for AML. We filed a motion to dismiss this complaint on July 28, 2017. On October 18, 2017, the Court granted our motion to dismiss with leave for plaintiff to file a second consolidated amended complaint. Plaintiff filed a second consolidated amended complaint on November 17, 2017 and we filed a motion to dismiss this new complaint on January 5, 2018.    It is possible that additional suits will be filed, or allegations received from stockholders, with respect to these same matters and also naming us and/or our officers and directors as defendants.

On March 29, 2017, a stockholder derivative lawsuit was filed in Washington Superior Court for the County of Snohomish. The complaint names as defendants certain of our current and former executives and members of our board of directors. We are named as a nominal defendant. The complaint generally makes the same allegations as the securities class action, claiming that the individual defendants breached their duties to us. The complaint seeks unspecified damages, disgorgement of compensation, corporate governance changes, and attorneys’ fees and costs. Because the complaint is derivative in nature, it does not seek monetary damages from us. On June 8, 2017, the Snohomish County Superior Court entered an order staying this derivative action until resolution of the motion to dismiss the class action suit above. On October

18, 2017, in light of the granting of our motion to dismiss the first class action complaint, the parties in the derivative action filed a joint status report with the Snohomish County Superior Court stipulating to continue to stay the derivative action pending a ruling on a motion to dismiss the second consolidated amended class action complaint.

These lawsuits and any other related lawsuits are subject to inherent uncertainties, and the actual costs to be incurred relating to the lawsuits will depend upon many unknown factors. The outcome of these lawsuits is necessarily uncertain, and we could be forced to expend significant resources in the defense of these lawsuits, and we may not prevail. Monitoring and defending against legal actions is time-consuming for our management and detracts from our ability to fully focus our internal resources on our business activities, which could result in delays of our clinical trials or our development and commercialization efforts. In addition, we may incur substantial legal fees and costs in connection with these lawsuits. We are also generally obligated, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these and similar lawsuits. We are not currently able to estimate the possible cost to us from these matters, as these lawsuits are currently at an early stage and we cannot be certain how long it may take to resolve these matters or the possible amount of any damages that we may be required to pay. We have not established any reserves for any potential liability relating to these lawsuits. It is possible that we could, in the future, incur judgments or enter into settlements of claims for monetary damages. Decisions adverse to our interests in these lawsuits could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our cash flow, results of operations and financial position. In addition, the uncertainty of the currently pending litigation could lead to increased volatility in our stock price.

We may need to raise significant amounts of additional capital that may not be available to us.

We expect to make additional capital outlays and to increase operating expenditures over the next several years as we hire additional employees, support our preclinical development, manufacturing and clinical trial activities for ADCETRIS and our other pipeline programs, and expand internationally, as well as commercialize ADCETRIS and position ADCETRIS for potential additional regulatory approvals. Our commitment of resources to the continuing development, regulatory and commercialization activities for ADCETRIS, and the research, continued development and manufacturing of our product candidates will likely require us to raise substantial amounts of additional capital. Further, we actively evaluate various strategic transactions on an ongoing basis, including licensing or otherwise acquiring complementary products, technologies or businesses, and we may require significant additional capital in order to complete or otherwise provide funding for any additional acquisitions. We may seek additional funding through some or all of the following methods: corporate collaborations, licensing arrangements and public or private debt or equity financings. We do not know whether additional capital will be available when needed, or that, if available, we will obtain financing on terms favorable to us or our stockholders. If we are unable to raise additional funds when we need them, we may be required to delay, reduce the scope of, or eliminate one or more of our development programs, which may adversely affect our business and operations. Our future capital requirements will depend upon a number of factors, including:

•	the level of sales and market acceptance of ADCETRIS;

•	the rate of progress and cost of the confirmatory post-approval study that we are required to conduct as a condition to the FDA’s accelerated approval of ADCETRIS in the relapsed sALCL indication;

•	the time and costs involved in obtaining regulatory approvals of ADCETRIS in additional indications, if any;

•	the size, complexity, timing, progress and number of our clinical programs and our collaborations;

•	the timing, receipt and amount of milestone-based payments or other revenue from our collaborations or license arrangements, including royalty revenue generated from commercial sales of ADCETRIS by Takeda;

•	the cost of establishing and maintaining clinical and commercial supplies of ADCETRIS;

•	the costs associated with acquisitions or licenses of additional technologies, products, or companies, including the Acquisition, as well as licenses we may need to commercialize our products;

•	the terms and timing of any future collaborative, licensing and other arrangements that we may establish;

•	expenses associated with the pending and potential additional related purported securities class action or derivative lawsuits, as well as any other potential litigation;

•	the potential costs associated with international, state and federal taxes; and

•	competing technological and market developments.

In addition, changes in our spending rate may occur that would consume available capital resources sooner, such as increased development, manufacturing and clinical trial expenses in connection with our expanding pipeline programs, or our undertaking of additional programs, business activities or entry into strategic transactions, including potential acquisitions of products, technologies or businesses. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

During the past several years, domestic and international financial markets have experienced extreme disruption from time to time, including, among other things, high volatility and significant declines in stock prices and severely diminished liquidity and credit availability for both borrowers and investors. Such adverse capital and credit market conditions could make it more difficult to obtain additional capital on favorable terms, or at all, which could have a material adverse effect on our business and growth prospects.

We rely on license agreements for certain aspects of ADCETRIS, our product candidates and technologies such as our ADC technology. Failure to maintain these license agreements or to secure any required new licenses could prevent us from continuing to develop and commercialize ADCETRIS and our product candidates.

We have entered into agreements with third-party commercial and academic institutions to license technology for use in ADCETRIS and our ADC technology. Currently, we have license agreements with BMS and the University of Miami, among others. In addition to royalty provisions, some of these license agreements contain diligence and milestone-based termination provisions, in which case our failure to meet any agreed upon royalty or diligence requirements or milestones may allow the licensor to terminate the agreement. Many of our license agreements grant us exclusive licenses to the underlying technologies. If our licensors terminate our license agreements or if we are unable to maintain the exclusivity of our exclusive license agreements, we may be unable to continue to develop and commercialize ADCETRIS or our product candidates. Further, we have had in the past, and may in the future have, disputes with our licensors, which may impact our ability to develop and commercialize ADCETRIS or our product candidates or require us to enter into additional licenses. An adverse result in potential future disputes with our licensors may impact our ability to develop and commercialize ADCETRIS and our product candidates, or may require us to enter into additional licenses or to incur additional costs in litigation or settlement. In addition, continued development and commercialization of ADCETRIS and our product candidates will likely require us to secure licenses to additional technologies. We may not be able to secure these licenses on commercially reasonable terms, if at all.

If we are unable to enforce our intellectual property rights or if we fail to sustain and further build our intellectual property rights, we may not be able to successfully commercialize ADCETRIS or future products and competitors may be able to develop competing therapies.

Our success depends, in part, on obtaining and maintaining patent protection and successfully enforcing these patents and defending them against third-party challenges in the United States and other countries. We own multiple U.S. and foreign patents and pending patent applications for our technologies. We also have rights to issued U.S. patents, patent applications, and their foreign counterparts, relating to our monoclonal antibody, linker and drug-based technologies. Our rights to these patents and patent applications are derived in part from worldwide licenses from third parties. In addition, we have licensed certain of our U.S. and foreign patents and patent applications to third parties.

The standards that the U.S. Patent and Trademark Office, or USPTO, and foreign patent offices use to grant patents are not always applied predictably or uniformly and can change. Consequently, our pending patent applications may not be allowed and, if allowed, may not contain the type and extent of patent claims that will be adequate to conduct our business as planned. Additionally, any issued patents we currently own or obtain in the future may have a shorter patent term than expected or may not contain claims that will permit us to stop competitors from using our technology or similar technology or from copying our products. Similarly, the standards that courts use to interpret patents are not always applied predictably or uniformly and may evolve, particularly as new technologies develop. In addition, changes to patent laws in the United States or other countries may be applied retroactively to affect the validity, enforceability, or term of our patent. For example, the U.S. Supreme Court has modified some legal standards applied by the USPTO in examination of U.S. patent applications, which may decrease the likelihood that we will be able to obtain patents and may increase the likelihood of challenges to patents we obtain or license. In addition, changes to the U.S. patent system have come into force under the Leahy-Smith America Invents Act, or the America Invents Act, including changes from a “first-to-invent” system to a “first to file” system, changes to examination of U.S. patent applications and changes to the processes for challenging issued patents. These changes include provisions that affect the way patent applications are being filed, prosecuted and litigated. For example, the America Invents Act enacted proceedings involving post-issuance patent review procedures, such as inter partes review, or IPR, and post-grant review and covered business methods. These proceedings are conducted before the Patent Trial and Appeal Board, or PTAB, of the USPTO. Each proceeding has different eligibility criteria and different patentability challenges that can be raised. In this regard, the IPR process permits any person (except a party who has been litigating the patent for more than a year) to challenge the validity of some patents on the grounds that it was anticipated or made obvious by prior art. As a result, non-practicing entities associated with hedge funds, pharmaceutical companies who may be our competitors and others have challenged certain valuable pharmaceutical U.S. patents based on prior art through the IPR process. A decision in such a proceeding adverse to our interests could result in the loss of valuable patent rights which would have a material adverse effect on our business, financial condition, results of operations and growth prospects. In any event, the America Invents Act and any other potential future changes to the U.S. patent system could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We rely on trade secrets and other proprietary information where we believe patent protection is not appropriate or obtainable. However, trade secrets and other proprietary information are difficult to protect. We have taken measures to protect our unpatented trade secrets and know-how, including the use of confidentiality and assignment of inventions agreements with our employees, consultants and certain contractors. It is possible, however, that these persons may breach the agreements or that our competitors may independently develop or otherwise discover our trade secrets or other proprietary information. Our research collaborators may publish confidential data or other restricted information to which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information may be impaired.

We may incur substantial costs and lose important rights or may not be able to continue to commercialize ADCETRIS or to commercialize any of our product candidates that may be approved for commercial sale as a result of litigation or other proceedings relating to patent and other intellectual property rights, and we may be required to obtain patent and other intellectual property rights from others.

We may face potential lawsuits by companies, academic institutions or others alleging infringement of their intellectual property. Because patent applications can take a few years to publish, there may be currently pending applications of which we are unaware that may later result in issued patents that adversely affect the continued commercialization of ADCETRIS or future commercialization of our product candidates in development. In addition, we are monitoring the progress of multiple pending patent applications of other organizations that, if granted, may require us to license or challenge their enforceability in order to continue commercializing ADCETRIS or to commercialize our product candidates that may be approved for commercial sale. Our challenges to patents of other organizations may not be successful, which may affect our ability to commercialize ADCETRIS or our product candidates. As a result of the patent infringement lawsuits that have been filed or may be filed against us in the future by third parties alleging infringement by us of patent or other intellectual property rights, we may be required to pay substantial damages, including lost profits, royalties, treble damages, attorneys’ fees and costs, for past infringement if it is ultimately determined that our products infringe a third party’s intellectual property rights. Even if infringement claims against us are without merit, the results may be unpredictable. In addition, defending lawsuits takes significant time, may be expensive and may divert management’s attention from other business concerns. Further, we may be stopped from developing, manufacturing or selling our products until we obtain a license from the owner of the relevant technology or other intellectual property rights, or be forced to undertake costly design-arounds, if feasible. If such a license is available at all, it may require us to pay substantial royalties or other fees.

We are or may be from time to time involved in the defense and enforcement of our patent or other intellectual property rights in a court of law, USPTO interference, IPR, post-grant review or reexamination proceeding, foreign opposition proceeding or related legal and administrative proceeding in the United States and elsewhere. In addition, if we choose to go to court to stop a third party from infringing our patents, that third party has the right to ask the court to rule that these patents are invalid, not infringed and/or should not be enforced. Under the America Invents Act, a third party may also have the option to challenge the validity of certain patents at the PTAB, whether they are accused of infringing our patents or not, and certain entities associated with hedge funds, pharmaceutical companies and other entities have challenged valuable pharmaceutical patents through the IPR process. These lawsuits and administrative proceedings are expensive and consume time and other resources, and we may not be successful in these proceedings or in stopping infringement. In addition, there is a risk that a court will decide that these patents are not valid or not infringed or otherwise not enforceable, or that the PTAB will decide that certain patents are not valid, and that we do not have the right to stop a third party from using the patented subject matter. Successful challenges to our patent or other intellectual property rights through these proceedings could result in a loss of rights in the relevant jurisdiction and may allow third parties to use our proprietary technologies without a license from us or our collaborators, which may also result in loss of future royalty payments. Furthermore, if such challenges to our rights are not resolved promptly in our favor, our existing business relationships may be jeopardized and we could be delayed or prevented from entering into new collaborations or from commercializing potential products, which could adversely affect our business and results of operations. In addition, we may challenge the patent or other intellectual property rights of third parties and if we are unsuccessful in actions we bring against the rights of such parties, through litigation or otherwise, and it is determined that we infringe the intellectual property rights of such parties, we may be prevented from commercializing potential products in the relevant jurisdiction, or may be required to obtain licenses to those rights or develop or obtain alternative technologies, any of which could harm our business.

If we lose our key personnel or are unable to attract and retain additional qualified personnel, our future growth and ability to compete would suffer.

We are highly dependent on the efforts and abilities of the principal members of our senior management. Additionally, we have scientific personnel with significant and unique expertise in monoclonal antibodies, ADCs and related technologies. The loss of the services of any one of the principal members of our managerial or scientific staff may prevent us from achieving our business objectives.

In addition, the competition for qualified personnel in the biotechnology field is intense, and our future success depends upon our ability to attract, retain and motivate highly skilled scientific, technical and managerial employees. In order to continue to commercialize ADCETRIS and advance our pipeline, we have been required to expand our workforce, particularly in the areas of manufacturing, clinical trials management, regulatory affairs, business development, sales and marketing. We continue to face intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, as well as academic and other research institutions. To the extent we are not able to retain these individuals on favorable terms or attract any additional personnel that may be required, our business may be harmed. For example, we may not be successful in attracting or retaining key personnel necessary to support our strategy to develop and commercialize ADCETRIS in earlier lines of therapy, including potentially in the ECHELON-1 treatment setting.

If we are unable to manage our growth, our business, financial condition, results of operations and prospects may be adversely affected.

We have experienced and expect to continue to experience significant growth in the number of our employees and in the scope of our operations, including in connection with our recent acquisition of, and planned operation of, a manufacturing facility. This growth places significant demands on our management, operational and financial resources, and our current and planned personnel, systems, procedures and controls may not be adequate to support our growth. To effectively manage our growth, we must continue to improve existing, and implement new, operational and financial systems, procedures and controls and must expand, train and manage our growing employee base, and there can be no assurance that we will effectively manage our growth without experiencing operating inefficiencies or control deficiencies. We expect that we may need to increase our management personnel to oversee our expanding operations, and recruiting and retaining qualified individuals is difficult. In addition, the physical expansion of our operations may lead to significant costs and may divert our management and capital resources. If we are unable to manage our growth effectively, or are unsuccessful in recruiting qualified management personnel, our business, financial condition, results of operations and prospects may be adversely affected.

Product liability and product recalls could harm our business, and we may not be able to obtain adequate insurance to protect us against product liability losses.

The current and future use of ADCETRIS by us and our corporate collaborators in clinical trials and the sale of ADCETRIS, expose us to product liability claims. These claims have and may in the future be made directly by patients or healthcare providers or indirectly by pharmaceutical companies, our corporate collaborators or others selling such products. Additionally, in connection with our acquisition of the manufacturing facility from BMS, we have agreed to enter into certain transitional services agreements under which we expect to manufacture certain clinical drug product components for BMS for a period of time. As a result, it is possible that we may be named as a defendant in product liability suits that may allege that drug products we manufacture for BMS have resulted in injury to patients. We may experience substantial financial losses in the future due to product liability claims. We have obtained product liability coverage, including coverage for human clinical trials and product sold commercially. However, such insurance is subject to coverage limits and exclusions, as well as significant deductibles. However, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against all losses. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured amounts, our assets may not be sufficient to cover such claims and our business operations could be impaired.

Product recalls may be issued at our discretion, or at the discretion of government agencies and other entities that have regulatory authority for pharmaceutical sales. Any recall of ADCETRIS could materially adversely affect our business by rendering us unable to sell ADCETRIS for some time and by adversely affecting our reputation.

Risks associated with operating in foreign countries could materially adversely affect our business.

We are expanding our operations internationally, and we currently have subsidiaries in the U.K., Switzerland and Canada. Consequently, we are, and will continue to be, subject to risks related to operating in foreign countries. Risks associated with conducting operations in foreign countries include:

•	diverse regulatory, financial and legal requirements, and any future changes to such requirements, in one or more countries where we are located or do business;

•	adverse tax consequences, including changes in applicable tax laws and regulations;

•	applicable trade laws, tariffs, export quotas, custom duties or other trade restrictions and any changes to them;

•	economic weakness, including inflation, or political or economic instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign currency fluctuations, which could result in increased operating expenses or reduced revenues, and other obligations incident to doing business or operating in another country;

•	liabilities for activities of, or related to, our international operations;

•	workforce uncertainty in countries where labor unrest is more common than in the United States; and

•	laws and regulations relating to data security and the unauthorized use of, or access to, commercial and personal information.

For example, since a significant proportion of the regulatory framework in the U.K. is derived from European Union directives and regulations, Brexit could materially change the regulatory regime applicable to our operations and those of our collaborators, including with respect to marketing authorizations for ADCETRIS and our product candidates. We may also face new regulatory costs and challenges as result of Brexit that could have a material adverse effect on our operations. Depending on the terms of Brexit, the U.K. could lose the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers which could make our doing business in Europe more difficult. In addition, currency exchange rates for the British Pound and the Euro with respect to each other and the U.S. dollar have already been affected by Brexit. Should this foreign exchange volatility continue, it could cause volatility in our quarterly financial results. In any event, we cannot predict to what extent these changes will impact our business or results of operations, or our ability to conduct operations in Europe.

These and other risks described elsewhere in these risk factors associated with expanding our international operations could materially adversely affect our business.

Our operations involve hazardous materials and are subject to environmental, health and safety controls and regulations.

We are subject to environmental, health and safety laws and regulations, including those governing the use of hazardous materials, and we spend considerable time complying with such laws and regulations. Our business activities involve the controlled use of hazardous materials and although we take precautions to prevent accidental contamination or injury from these materials, we cannot completely eliminate the risk of using these materials. In addition, with respect to our recently-acquired manufacturing facility, we may incur substantial costs to comply with environmental laws and regulations and may become subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing process. It is also possible that our recently-acquired manufacturing facility may expose us to environmental liabilities associated with historical site conditions that we are not currently aware of and did not cause. In this regard, some environmental laws impose liability for contamination on current owners and operators of affected sites, regardless of fault. In the event of an accident or environmental discharge, or new or previously unknown contamination is discovered or new cleanup obligations are otherwise imposed in connection with any of our currently or previously owned or operated facilities, we may be held liable for any resulting damages, which may materially harm our business, financial condition and results of operations.

If any of our facilities are damaged or our clinical, research and development or other business processes are interrupted, our business could be seriously harmed.

We conduct most of our business in a limited number of facilities in a single geographical location in Bothell, Washington. Damage or extended periods of interruption to our corporate, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay development of some or all of our product candidates or interrupt the sales process for ADCETRIS. Although we maintain property damage and business interruption insurance coverage on these facilities, our insurance might not cover all losses under such circumstances and our business may be seriously harmed by such delays and interruption.

If we experience a significant disruption in our information technology systems or breaches of data security, our business could be adversely affected.

We rely on information technology systems to keep financial records, capture laboratory data, maintain clinical trial data and corporate records, communicate with staff and external parties and operate other critical functions. Our information technology systems are potentially vulnerable to disruption due to breakdown, malicious intrusion and computer viruses or other disruptive events including but not limited to natural disaster. If we were to experience a prolonged system disruption in our information technology systems or those of certain of our vendors, it could delay or negatively impact the development and commercialization of ADCETRIS and our product candidates, which could adversely impact our business. Although we maintain offsite back-ups of our data, if operations at our facilities were disrupted, it may cause a material disruption in our business if we are not capable of restoring function on an acceptable timeframe. In addition, our information technology systems are potentially vulnerable to data security breaches—whether by employees or others—which may expose sensitive data to unauthorized persons. Such data security breaches could lead to the loss of trade secrets or other intellectual property, or could lead to the public exposure of personal information (including sensitive personal information) of our employees, customers and others, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, a security breach or privacy violation that leads to disclosure or modification of, personally identifiable information, could harm our reputation, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, require us to verify the correctness of database contents and otherwise subject us to liability under laws and regulations that protect personal data, which could disrupt our business, result in increased costs or loss of revenue, and/or result in significant legal and financial exposure. In addition, a data security breach could result in loss of clinical trial data or damage to the integrity of that data. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, and we may suffer loss of reputation, financial loss and other negative consequences because of lost or misappropriated information. In addition, these breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above.

Increasing use of social media could give rise to liability.

We are increasingly relying on social media tools as a means of communications. To the extent that we continue to use these tools as a means to communicate about ADCETRIS and our product candidates or about the diseases that ADCETRIS and our product candidates are intended to treat, there are significant uncertainties as to either the rules that apply to such communications, or as to the interpretations that health authorities will apply to the rules that exist. As a result, despite our efforts to comply with applicable rules, there is a significant risk that our use of social media for such purposes may cause us to nonetheless be found in violation of them. Such uses of social media could have a material adverse effect on our business, financial condition and results of operations.

Legislative actions and new accounting pronouncements are likely to impact our future financial position or results of operations.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with frequency in the past and are expected to occur again in the future and as a result we may be required to make changes in our accounting policies. Those changes could adversely affect our reported revenues and expenses, future profitability or financial position. Compliance with new regulations regarding corporate governance and public disclosure may result in additional expenses.

For example, in May 2014, the Financial Accounting Standards Board, or FASB, issued an Accounting Standards Update entitled “ASU 2014-09, Revenue from Contracts with Customers” which replaced previous revenue recognition guidance under U.S. GAAP when it became effective for us on January 1, 2018. We do not expect that the new standard will generally change the way in which we recognize product revenue from sales of ADCETRIS. However, we expect that sales-based royalties and commercial sales-based milestones will be recorded in the period of the related sale based on estimates, rather than recording them as reported by the customer. In addition, the achievement of development milestones under our collaborations will be recorded in the period their achievement becomes probable, which may result in their recognition earlier than under current accounting principles. Additionally, on January 1, 2018, we adopted ASU 2016-01 “Financial Instruments: Overall,” and as a result, we will record changes in the fair value of equity securities, including our investment in Immunomedics common stock, in net income or loss, which is expected to increase the volatility of net income or loss to the extent that we continue to hold Immunomedics common stock or other equity securities. In any event, the application of existing or future financial accounting standards, particularly those relating to the way we account for revenues and costs, could have a significant impact on our reported results. In addition, compliance with new regulations regarding corporate governance and public disclosure may result in additional expenses. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from science and business activities to compliance activities.

Risks Related to Our Common Stock

Our stock price is volatile and our shares may suffer a decline in value.

The market price of our stock has in the past been, and is likely to continue in the future to be, very volatile. During the year ended December 31, 2017, our closing stock price fluctuated between $45.92 and $68.91 per share. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the price you paid for them. The market price of our common stock may be subject to substantial volatility in response to many risk factors listed in this section, and others beyond our control, including:

•	the level of ADCETRIS sales in the United States, Canada, the European Union, Japan and other countries in which Takeda has received approval by relevant regulatory authorities;

•	announcements regarding the results of discovery efforts and preclinical, clinical and commercial activities by us, or those of our competitors;

•	announcements of FDA or foreign regulatory approval or non-approval of ADCETRIS, or specific label indications for or restrictions, warnings or limitations in its use, or delays in the regulatory review or approval process, including in connection with our sBLA submission to the FDA to seek approval of ADCETRIS in the ECHELON-1 treatment setting;

•	announcements regarding the results of the clinical trials we, Takeda and/or BMS are conducting or may in the future conduct for ADCETRIS, including the ECHELON-2 trial and the CHECKMATE 812 trial;

•	announcements regarding the results of the clinical trials we and our collaborators are conducting for enfortumab vedotin and tisotumab vedotin;

•	announcements regarding, or negative publicity concerning, adverse events or safety concerns associated with the use of ADCETRIS or our product candidates;

•	issuance of new or changed analysts’ reports and recommendations regarding us or our competitors;

•	termination of or changes in our existing collaborations or licensing arrangements, especially our ADCETRIS collaboration with Takeda, our enfortumab vedotin co-development collaboration with Astellas, and our tisotumab vedotin co-development collaboration with Genmab, or establishment of new collaborations or licensing arrangements;

•	our entry into additional material strategic transactions including licensing or acquisition of products, businesses or technologies;

•	actions taken by regulatory authorities with respect to our product candidates, our clinical trials or our regulatory filings;

•	our raising of additional capital and the terms upon which we may raise any additional capital;

•	market conditions for equity investments in general, or the biotechnology or pharmaceutical industries in particular;

•	developments or disputes concerning our proprietary rights;

•	developments regarding the pending and potential additional related purported securities class action lawsuits, as well as any other potential litigation;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	changes in government regulations; and

•	economic or other external factors.

The stock markets in general, and the markets for biotechnology and pharmaceutical stocks in particular, have historically experienced significant volatility that has often been unrelated or disproportionate to the operating performance of particular companies. For example, negative publicity regarding drug pricing and price increases by pharmaceutical companies has negatively impacted, and may continue to negatively impact, the markets for biotechnology and pharmaceutical stocks. Likewise, as a result of Brexit and/or significant changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade and health care spending and delivery, including the possible repeal and/or replacement of all or portions of PPACA or greater restrictions on free trade stemming from Trump Administration policies, the financial markets could experience significant volatility that could also negatively impact the markets for biotechnology and pharmaceutical stocks. These broad market fluctuations have adversely affected and may in the future adversely affect the trading price of our common stock.

In the past, class action or derivative litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. In this regard, we have become, and may in the future again become, subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. The pending purported securities class action lawsuit and any additional lawsuits brought against us could result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources, which could result in delays of our clinical trials or our development and commercialization efforts.

Substantial future sales of shares of our common stock or equity-related securities could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock into the public market, including sales by members of our management or board of directors or entities affiliated with such members, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock and could impair our ability to raise capital through the sale of additional equity or equity-related securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock. As of December 31, 2017, we had 144,395,049 shares of common stock outstanding, all of which shares are eligible for sale in the public market, subject in some cases to the volume limitations and manner of sale and other requirements under Rule 144. In addition, we may issue a substantial number of shares of our common stock or equity-related securities, including convertible debt, to meet our capital needs, including in connection with funding potential future acquisition or licensing opportunities, capital expenditures or product development costs, which issuances could be substantially dilutive and could adversely affect the market price of our common stock. Likewise, future issuances by us of our common stock upon the exercise, conversion or settlement of equity-based awards or other equity-related securities would dilute existing stockholders’ ownership interest in our company and any sales in the public market of these shares, or the perception that these sales might occur, could also adversely affect the market price of our common stock.

Moreover, we have in the past and may in the future grant rights to some of our stockholders that require us to register the resale of our common stock or other securities on behalf of these stockholders and/or facilitate public offerings of our securities held by these stockholders, including in connection with potential future acquisition or capital-raising transactions. For example, in connection with our September 2015 public offering of common stock, we entered into a registration rights agreement with entities affiliated with Baker Bros. Advisors LP, or the Baker Entities, that together, based on information available to us, collectively beneficially owned approximately 32.0 % of our common stock as of January 26, 2018. Under the registration rights agreement, if at any time and from time to time the Baker Entities demand that we register their shares of our common stock for resale under the Securities Act of 1933, as amended, or the Securities Act, we would be obligated to effect such registration. On October 12, 2016, pursuant to the registration rights agreement, we registered for resale, from time to time, up to 44,059,594 shares of our common stock held by the Baker Entities. Our registration obligations under the registration rights agreement cover all shares now held or hereafter acquired by the Baker Entities, will continue in effect for up to ten years, and include our obligation to facilitate certain underwritten public offerings of our common stock by the Baker Entities in the future. If the Baker Entities, by its exercise of these registration and/or underwriting rights in the future, or otherwise, sell a large number of our shares, or the market perceives that the Baker Entities intend to sell a large number of our shares, including in connection with our October 2016 registration of shares held by the Baker Entities for resale, this could adversely affect the market price of our common stock. We have also filed registration statements to register the sale of our common stock reserved for issuance under our equity incentive and employee stock purchase plans. Accordingly, these shares will be able to be freely sold in the public market upon issuance as permitted by any applicable vesting requirements.

Our existing stockholders have significant control of our management and affairs.

Our executive officers and directors and holders of greater than five percent of our outstanding voting stock, together with entities that may be deemed affiliates of, or related to, such persons or entities, beneficially owned approximately 67.4% of our voting power as of January 26, 2018. As a result, these stockholders, acting together, are able to control our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control, including a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control, which might affect the market price of our common stock.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law new legislation that significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions). Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the newly enacted federal tax law. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse. We urge our stockholders to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders, which authority could be used to adopt a “poison pill” that could act to prevent a change of control of Seattle Genetics that has not been approved by our Board of Directors. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Seattle Genetics without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Further, certain provisions of our charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Seattle Genetics, which could have an adverse effect on the market price of our stock. In addition, our charter documents provide for a classified board, which may make it more difficult for a third party to gain control of our Board of Directors. Similarly, state anti-takeover laws in Delaware and Washington related to corporate takeovers may prevent or delay a change of control of Seattle Genetics.